                            ASSET PURCHASE AGREEMENT
                            ------------------------

                                     AMONG

                            PHOENIX SHANNON P.L.C.,

                             ANDERSEN GROUP, INC.,

                              THE J.M. NEY COMPANY

                                      AND

                         NEY DENTAL INTERNATIONAL, INC.



                          DATED AS OF AUGUST 10, 1995

                               TABLE OF CONTENTS
                               -----------------


                                   ARTICLE I

                                  DEFINITIONS


          1.1.   Definitions..........................................   2
          1.2.   Additional Definitions...............................  14


                                   ARTICLE II

                          PURCHASE AND SALE OF ASSETS AND
                      ASSUMPTION OF LIABILITIES; PURCHASE PRICE

          2.1.   Purchase and Sale of the Neyco Shares................  15
          2.2.   Purchase and Sale of Assets..........................  15
          2.3.   Excluded Assets......................................  17
          2.4.   Assumption of Liabilities............................  18
          2.6.   Purchase Price.......................................  21
          2.7.   $100,000 Deposit; Indemnification Escrow
                   Agreement..........................................  22
          2.8.   Payment of the Purchase Price........................  24
          2.9.   Post-Closing Purchase Price Adjustment...............  24
          2.10.  Environmental Liabilities and Costs..................  26

                                   ARTICLE III

                                   THE CLOSING

          3.1.   Time and Place of Closing............................  26
          3.2.   Instruments of Transfer..............................  26
          3.3.   Transfer Taxes.......................................  26
          3.4.   Further Assurances...................................  27

                                   ARTICLE IV

                           REPRESENTATIONS AND WARRANTIES
                             OF AGI, THE SELLER AND NDI

          4.1.   Organization and Good Standing.......................  27
          4.2.   Subsidiaries.........................................  27
          4.3.   Certificates of Incorporation and By-Laws............  27
          4.4.   Capitalization, Etc..................................  28
          4.5.   Ownership of Neyco Shares............................  28
          4.6.   Power and Authority..................................  28
          4.7.   No Violation.........................................  29
          4.8.   Financial Statements.................................  30

4.9    Assets and Liabilities of the companies..............  30
4.10.  Absence of Certain Changes or Events.................  31
4.11.  Management and Employees.............................  32
4.12.  Contracts............................................  33
4.13.  No Default...........................................  36
4.14.  Patents, Trademarks and Other
         Proprietary Rights.................................  37
4.15.  Actions..............................................  38
4.16.  Compliance with Laws and Orders......................  39
4.17.  Taxes................................................  39
4.18.  Title to Property....................................  42
4.19.  Insurance............................................  43
4.20.  Approvals............................................  43
4.21.  Employee Benefit Plans...............................  44
4.22.  Real Property........................................  46
4.23.  Certain Interests; Inter-Company
         Transactions.......................................  47
4.24.  Certain Obligations of Employees.....................  48
4.25.  Environmental Matters................................  48
4.26.  Accounts Receivable..................................  50
4.27.  Banks................................................  51
4.28.  Labor................................................  51
4.29.  Property of Others...................................  51
4.30.  Condition and Sufficiency of Assets..................  51
4.31.  Customers and Suppliers..............................  52
4.32.  Warranties...........................................  52
4.33.  Government Contracts.................................  52
4.34.  Absence of Questionable Payments.....................  53
4.35.  Finders or Brokers...................................  53
4.37.  Purchase for Investment..............................  53

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                               OF THE PURCHASER

5.1.   Organization and Good Standing.......................  54
5.2.   Memorandum and Articles of Association...............  54
5.3.   Capitalization, etc..................................  54
5.4.   Purchaser's Shares...................................  55
5.5.   Power and Authority..................................  55
5.6.   No Violation.........................................  55
5.7.   Actions..............................................  56
5.8.   Approvals............................................  56
5.9.   Purchase for Investment..............................  57
5.10.  Finders or Brokers...................................  57
5.11.  Disclosure of Material Facts.........................  57

                                  ARTICLE VI

                    CERTAIN OBLIGATIONS OF AGI, THE SELLER,
                     NDI AND NEYCO PRIOR TO THE CLOSING OR
                     EARLIER TERMINATION OF THIS AGREEMENT
          6.1.   Conduct of Business........................................  57
          6.2.   Restricted Activities and Transactions.....................  58
          6.3.   Cooperation................................................  60
          6.4.   No Negotiations............................................  60
          6.5.   Access to the Companies....................................  60
          6.6.   Disclosure Regarding AGI, the Seller
                   and NDI..................................................  61
          6.7.   Confidentiality............................................  61
          6.8.   Employment Agreements......................................  62
          6.9.   Termination and Release of Liens...........................  62
          6.10.  Termination of Old Bloomfield Lease........................  62


                                  ARTICLE VII

                     CERTAIN OBLIGATIONS OF THE PURCHASER
                        PRIOR TO THE CLOSING OR EARLIER
                         TERMINATION OF THIS AGREEMENT

          7.1.   Cooperation................................................  62
          7.2.   Disclosure Regarding the Purchaser.........................  63
          7.3.   Confidentiality............................................  63
          7.4.   Conduct of Business........................................  63

                                 ARTICLE VIII

                    CONDITIONS PRECEDENT TO THE OBLIGATIONS
                     OF THE PURCHASER AND ACQUISITION SUB

          8.1.   Representations and Warranties True........................  64
          8.2.   Performance................................................  64
          8.3.   No Adverse Changes.........................................  64
          8.4.   Approvals..................................................  64
          8.5.   Other Acquisition Documents................................  64
          8.6.   Estoppel Certificates......................................  65
          8.7.   Deliveries.................................................  65
          8.8.   Proceedings................................................  67
          8.9.   Absence of Litigation......................................  67
          8.10.  Insurance..................................................  67
          8.11.  Due Diligence Investigation................................  67
          8.12.  Financing..................................................  67

                                  ARTICLE IX

                            CONDITIONS PRECEDENT TO
                   THE OBLIGATIONS OF AGI, THE SELLER AND NDI

          9.1.   Representations and Warranties True..................  68
          9.2.   Performance..........................................  68
          9.3.   Approvals............................................  68
          9.4.   Other Acquisition Documents..........................  68
          9.5.   Deliveries...........................................  68
          9.6.   Proceedings..........................................  70
          9.7.   Absence of Litigation................................  70

                                   ARTICLE X

                         CERTAIN POST-CLOSING COVENANTS

          10.1.  Books and Records....................................  70
          10.2.  Confidentiality......................................  70
          10.3.  Employee Matters; Severance Obligations..............  71
          10.4.  Noncompetition; Use of "Ney" Name....................  71
          10.5.  Specific Performance; Injunctive Relief..............  72
          10.6.  Use of Electronic R&D Equipment and Other
                   Machinery and Equipment............................  73
          10.7.  Reporting Requirements...............................  73
          10.8.  Right of First Refusal to Purchase
                   Purchaser's Shares.................................  73
          10.9.  Liquidation of AGI...................................  74


                                  ARTICLE XI

                        SURVIVAL OF REPRESENTATIONS AND
                          WARRANTIES; INDEMNIFICATION

          11.1.  Survival of Representations and
                   Warranties.........................................  74
          11.2.  Indemnification by AGI, the Seller
                   and NDI............................................  75
          11.3.  Indemnification by the Purchaser.....................  76
          11.4.  Notice and Payment of Claims.........................  77
          11.5.  Matters Involving Third Parties......................  78

                                  ARTICLE XII

                               EMPLOYEE BENEFITS

          12.1.  Benefits Arrangements......................................  80
          12.2.  No Rights of Employees.....................................  81


                                         ARTICLE XIII

                                         TERMINATION

          13.1.  Termination................................................  82
          13.2.  Effect of Termination......................................  83


                                         ARTICLE XIV

                                         TAX MATTERS

          14.1.  Tax Sharing Agreements.....................................  83
          14.2.  Taxes of Other Persons.....................................  83
          14.3.  Returns for Periods Through the
                 Closing Date...............................................  84
          14.4.  Audits.....................................................  84

                                          ARTICLE XV

                                        MISCELLANEOUS

          15.1.   Public Announcements......................................  84
          15.2.   Amendment; Waiver.........................................  85
          15.3.   Fees and Expenses.........................................  85
          15.4.   Notices...................................................  85
          15.5.   Assignment................................................  87
          15.6.   Governing Law; Consent to Jurisdiction....................  87
          15.7.   Counterparts..............................................  88
          15.8.   Headings..................................................  88
          15.9.   Entire Agreement..........................................  88
          15.10.  Severability..............................................  88
          15.11.  No Third Party Beneficiaries..............................  89
          15.12.  Accounting Terms..........................................  89
          15.13.  Singular and Plural Forms.................................  89
          15.14.  References to Articles, etc...............................  89
          15.15.  References to "Herein," etc...............................  89

                            EXHIBITS
Exhibit A      [INTENTIONALLY OMITTED]
Exhibit B      Accounting Principles and Procedures
Exhibit C      Financial Statements

                           SCHEDULES
Schedule 2.2(h)     Excluded Proprietary Rights
Schedule 2.3(d)     Dental and Electronic R&D Equipment
Schedule 4.1        Organization and Good Standing
Schedule 4.2        Subsidiaries
Schedule 4.7        No Violation
Schedule 4.9(a)     Assets of the Companies
Schedule 4.9(b)     Liabilities of the Companies
Schedule 4.10       Absence of Certain Changes or Events
Schedule 4.11       Management and Employees
Schedule 4.12       Contracts
Schedule 4.13       No Default
Schedule 4.14(a)    Patents and Trademarks
Schedule 4.14(b)    Other Proprietary Rights
Schedule 4.15       Actions
Schedule 4.16       Compliance with Laws and Orders
Schedule 4.17       Taxes
Schedule 4.18       Title to Property
Schedule 4.19       Insurance
Schedule 4.20       Approvals
Schedule 4.21       Employee Benefit Plans
Schedule 4.22(a)    Owned Real Property
Schedule 4.22(b)    Leased Real Property
Schedule 4.23(a)    Certain Interests
Schedule 4.23(b)    Inter-Company Transactions
Schedule 4.24       Certain Obligations of Employees
Schedule 4.25       Environmental Matters
Schedule 4.27       Banks
Schedule 4.28       Labor
Schedule 4.31       Customers and Suppliers
Schedule 4.32       Warranties
Schedule 5.3        Capitalization of Phoenix
Schedule 5.7        Actions
Schedule 5.8        Approvals
Schedule 6.2        Restricted Activities and Transactions

                            ASSET PURCHASE AGREEMENT
                            ------------------------


          ASSET PURCHASE AGREEMENT, dated as of the 10th day of August, 1995, by and among Phoenix Shannon p.l.c., an Irish public limited company (the "Purchaser"), The J.M. Ney Company, a Delaware corporation (the "Seller"), Andersen Group, Inc., a Connecticut corporation ("AGI") and Ney Dental International, Inc., a Delaware corporation ("NDI").


                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, AGI is the sole record and beneficial owner of all of the issued and outstanding capital stock of the Seller;

          WHEREAS, AGI, the Seller and NDI conduct a business, through the Seller's Ney Dental Division, of developing, manufacturing, producing, processing, assembling, selling, leasing, marketing, distributing and supplying alloys, equipment and other merchandise for or to dentists, dental technicians, dental laboratories and other parties engaged in the business of developing, manufacturing, producing, processing, assembling, selling, leasing, marketing, purchasing, distributing or supplying such alloys, equipment or merchandise (the "Business");

          WHEREAS, the Seller is the sole record and beneficial owner of an aggregate of 499 shares (the "U.S. Shares") of the issued and outstanding Ordinary Shares, of 1,000 Swiss Francs per share, of Neyco Dental A.G., a corporation organized under the laws of Switzerland ("Neyco"), which shares constitute all of the issued and outstanding shares of the capital stock of Neyco except for 1 share (the "Swiss Share" and collectively with the U.S. Shares, the "Neyco Shares") held by Herr Dr. Conrad Haab (the "Seller's Swiss Nominee");

          WHEREAS, part of the Business is conducted by Neyco and the Neyco Shares are part of the assets of the Ney Dental Division; and

          WHEREAS, AGI, the Seller and NDI desire to transfer, sell, convey, assign and deliver (collectively, "Transfer") to a wholly-owned subsidiary of the Purchaser to be formed in the State of Delaware ("Acquisition Sub"), and the Purchaser desires to cause Acquisition Sub to acquire and accept from the Seller, certain assets, subject to certain liabilities, used by the Ney Dental Division in the conduct of the Business, including, without limitation, all of the Seller's right, title and interest in and to the U.S. Shares (with all right, title and interest in and to the Swiss Share to be Transferred by the Seller's Swiss Nominee to the Purchaser's Swiss Nominee), upon the terms and subject to the conditions hereinafter set forth.

          NOW, THEREFORE, for and in consideration of the premises, mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                   ARTICLE I
                                   ---------

                                  DEFINITIONS
                                  -----------

          1.1.   DEFINITIONS.  The following terms, as used in this Agreement,
                 -----------
shall have the following meanings:

          (a)  "AC MATERIAL" shall have the meaning ascribed to such term in
Section 4.25 hereof.

          (b) "ACCOUNTS PAYABLE" shall have the meaning ascribed to such term in Section 2.4(c) hereof.

          (c) "ACQUISITION DOCUMENTS" shall mean, collectively, this Agreement, the New Bloomfield Lease, the Indemnification Escrow Agreement, the Registration Rights Agreement, the Manufacturing Agreement, the Transition Services Agreement, the Cross-License Agreement and all agreements, instruments, certificates and other documents executed and/or delivered in connection herewith or therewith.

          (d) "ACQUISITION SUB" shall have the meaning ascribed to such term in the recitals to this Agreement.

          (e) "ACTION" shall mean any action, claim, dispute, proceeding, suit or investigation, or any appeal therefrom.

          (f) "AFFILIATE" shall mean, with respect to any Person, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

          (g) "AFFILIATED GROUP" shall mean any affiliated group within the meaning of Code Section 1504 (or any similar group defined under a similar provision of state, local or foreign Law).

          (h) "AGI" shall have the meaning ascribed to such term in the preamble to this Agreement.

          (i) "AGREEMENT" shall mean this Asset Purchase Agreement, as amended from time to time, and shall include all of the Schedules and Exhibits attached hereto, as amended from time to time.

          (j)  "AP&R" shall mean Auerbach, Pollak & Richardson, Inc.

          (k) "APPROVAL" shall mean any approval, authorization, consent, license, franchise, order or permit of or by, or filing with, any Governmental Authority or other Person.

          (l) "ARBITRATOR" shall mean a firm of independent certified public accountants or other Person mutually acceptable to AGI and the Purchaser; provided, however, that if AGI and the Purchaser cannot agree on the Arbitrator,
--------  -------
it shall be selected by a federal district court located in Hartford, Connecticut (or, if such court lacks jurisdiction, a Connecticut state court located in Hartford County, Connecticut).

          (m) "ASSUMED LIABILITIES" shall have the meaning ascribed to such term in Section 2.4 hereof.

          (n) "BUSINESS" shall have the meaning ascribed to such term in the recitals to this Agreement.

          (o) "BUSINESS EMPLOYEES" shall mean the employees of the Division, including Neyco, on the Closing Date.

          (p) "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq., as amended,
                                                   -- ---
including any rules and regulations promulgated in connection therewith.

          (q) "CLOSING" shall mean the consummation of the transactions contemplated by this Agreement.

          (r) "CLOSING CASH PAYMENT" shall have the meaning ascribed to such term in Section 2.8(b) hereof.

          (s) "CLOSING DATE" shall mean (i) the date on which all of the conditions to Closing described in Articles VIII and IX hereof shall have been fully satisfied or waived by the appropriate party or parties hereto, or (ii) such other date as may be mutually agreed upon by the parties hereto.

          (t) "CLOSING DATE STATEMENT OF NET ASSETS" shall mean the audited statement of net assets of the Business as of the Closing Date prepared by the Purchaser from the books and records of the Seller and Neyco in accordance with the accounting Principles and Procedures, as defined in EXHIBIT B, on a basis consistent with the February 28, 1995 Statement of Net Assets. The Closing Date Statement of Net Assets will be audited by Ernst & Young, the Purchaser's independent certified public accountant.

          (u) "CLOSING FINANCIAL STATEMENTS" shall have the meaning ascribed to such term in Section 4.8 hereof.

          (v) "CODE" shall mean the Internal Revenue Code of 1986, as amended, including all of the rules and regulations promulgated thereunder.

          (w) "COMPANY" or "COMPANIES" shall mean individually, the Division or Neyco, and collectively, the Division and Neyco.

          (x) "CONDITION" shall mean, with respect to a Person, the business, properties, assets, operations, results of operations and/or condition (financial or otherwise) of such Person.

          (y)  "CONTRACT" shall have the meaning ascribed to such term in
Section 4.12 hereof.

          (z) "CROSS-LICENSE AGREEMENT" shall mean the Cross-License Agreement, dated as of the Closing Date, among the Purchaser, Acquisition Sub, AGI and the Seller, in form and substance reasonably satisfactory to each of the parties hereto, pursuant to which the Seller and Acquisition Sub shall license one another to use certain of their respective alloys and trademarks, practice certain of their respective patents and Acquisition Sub shall license the Seller to use the "Ney" name, provided that it is preceded by the initials "J.M.", in connection with producing, selling and marketing (i) precious metal copings used for dental implant treatments which are being produced, sold and marketed by the Seller on the date hereof, (ii) precious metal screws used for such treatments,
(iii) any future machined or molded parts from any material for use below the gumline, or any screw or cylinder for use above or below the gumline, in the dental implant business, and (iv) rod stock to be used for making machined parts for the dental implant business, provided, however, that the Seller shall not be
                                 --------  -------
licensed to use the "Ney" name in connection with producing, selling or marketing any dental alloy intended for melting in an implant technique or to produce any crowns or bridges, or any casting materials for any such crowns and bridges.

          (aa) "DAMAGES" shall mean any claim, loss, deficiency, Liability, cost or expense (including, without limitation, reasonable attorneys' and accountants' fees, costs and expenses) or damage of any kind or nature whatsoever.

          (bb) "DEFINED BENEFIT PLAN" shall have the meaning ascribed to such term in Section 12.1(d) hereof.

          (cc) "DEFINED CONTRIBUTION PLANS" shall have the meaning ascribed to such term in Section 12.1(c) hereof.

          (dd) "DENTAL R&D EQUIPMENT" shall mean the items of equipment identified as such on SCHEDULE 2.3(D) hereto.

          (ee) "DEPOSIT" shall have the meaning ascribed to such term in Section 2.7(a) hereof.

          (ff) "DEPOSIT ACCOUNT" shall have the meaning ascribed to such term in
Section 2.7(a) hereof.

          (gg) "DEPOSIT PAYMENT" shall have the meaning ascribed to such term in
Section 2.7(a)(i) hereof.

          (hh) "DIVISION" shall mean the Seller's Ney Dental Division or AGI, the Seller and NDI, with respect to the Ney Dental Division, as the context may require.

          (ii) "ELECTRONIC R&D EQUIPMENT" shall mean the items of equipment identified as such on SCHEDULE 2.3(D) hereto.

          (jj) "EMPLOYEE BENEFIT PLAN" shall have the meaning ascribed to such term in Section 4.21(a) hereof.

          (kk) "EMPLOYMENT AGREEMENTS" shall have the meaning ascribed to such term in Section 6.8 hereof.

          (ll) "ENVIRONMENT" shall mean navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, the drinking water supply, land surface, subsurface strata, ambient air both inside and outside of buildings and structures, and plant and animal life on earth.

          (mm) "ENVIRONMENTAL LAW" shall mean any federal, state or local common law, regulation or code, as well as any order, decree, judgment or injunction, issued, promulgated, approved or entered thereunder, relating to pollution, the protection of the Environment or public health and safety, the Release or threatened Release of Hazardous Substances into the Environment or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, including, without limitation, CERCLA, RCRA, the Federal Water Pollution Control Act, the Clean Water Act, the Oil Pollution Act and all similar federal, state and local Environmental Laws.

          (nn) "ENVIRONMENTAL LIABILITIES AND COSTS" shall mean all Damages or other Liabilities, whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to any Environmental Laws, including, without limitation, all such Damages or other Liabilities relating to Remedial Actions, and all reasonable fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of:

               (i) the ownership or operation of the Business, or any real property, assets, equipment or facilities relating to the Business;

              (ii) the environmental conditions on, under, above or about the real property, assets, equipment or facilities owned or previously owned, leased or previously leased or operated or previously operated by the Seller or Neyco in connection with the conduct of the Business; or

             (iii) any expenditures necessary to cause the operations, real property, assets, equipment or facilities owned, leased or operated by the Seller or Neyco in connection with the conduct of the Business to be in compliance with any and all applicable requirements of Environmental Laws, including, without limitation, expenditures in connection with obtaining all Approvals required by such Environmental Laws.

          (oo) "ENVIRONMENTAL SITE" shall mean any waste disposal, waste treatment, waste storage or dump site or facility.

          (pp) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          (qq) "ERISA PLAN" shall have the meaning ascribed to such term in
Section 4.21(b) hereof.

          (rr) "ESCROW AGENT" shall mean the escrow agent appointed under the Indemnification Escrow Agreement.

          (ss) "EXCLUDED ASSETS" shall have the meaning ascribed to such term in
Section 2.3 hereof.

          (tt) "EXCLUDED LIABILITIES" shall have the meaning ascribed to such term in Section 2.5 hereof.

          (uu) "EXCLUDED PROPRIETARY RIGHTS" shall have the meaning ascribed to such term in Section 2.2(h) hereof.

          (vv) "EXCLUDED SYSTEM" shall have the meaning ascribed to such term in
Section 2.2(j) hereof.

          (ww) "FEBRUARY 28, 1995 STATEMENT OF NET ASSETS" shall mean the Statement of Net Assets as of February 28, 1995 of certain assets and liabilities of the Business, as defined in "Principles and Procedures", set forth in EXHIBIT B. AGI prepared the "February 28, 1995 Statement of Net Assets" in accordance with the accounting Principles and Procedures set forth in EXHIBIT B hereto.

          (xx) "FINANCIAL STATEMENTS" shall have the meaning ascribed to such term in Section 4.8 hereof.

          (yy) "FIXED ASSETS" shall have the meaning ascribed to such term in
Section 2.2(e) hereof.

          (zz) "GAAP" shall mean generally accepted accounting principles in the United States consistently applied.

          (aaa) "GOOD REASON" shall have the meaning ascribed to such term in Section 2.7(a)(v) hereof.

          (bbb) "GOVERNMENTAL AUTHORITY" shall mean any foreign, federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity.

          (ccc) "HAZARDOUS SUBSTANCE" shall mean any "Hazardous Substance," "Oil," or "Pollutant or Contaminant," as such terms are defined in 40 C.F.R. (S) 300.5, and any other substance that is defined or regulated as a hazardous substance, hazardous or toxic waste, toxic substance or waste, special waste, industrial waste or radioactive material under any applicable Environmental Law.

          (ddd) "HAZARDOUS WASTE" shall have the meaning ascribed to such term in (S) 1004(5) of RCRA, 42 U.S.C. (S) 6903(5) and in the regulations thereunder at 40 C.F.R. Part 261; and any other hazardous, toxic or radioactive waste defined or regulated as such under any applicable Environmental Law.

          (eee)     "HOLDBACK" shall have the meaning ascribed to such term in
Section 2.7(b)(i) hereof.

          (fff) "IMPROVEMENT" shall mean any finding, discovery, invention, addition, modification, change, formulation or development of any kind, whether or not patented or patentable (and all Proprietary Information relating thereto), including, without limitation, any new or improved device, delivery system, design, composition of matter, method of administration or manufacturing or other process.

          (ggg) "INDEMNIFICATION ESCROW ACCOUNT" shall have the meaning ascribed to such term in Section 2.7(b)(i) hereof.

          (hhh) "INDEMNIFICATION ESCROW AGREEMENT" shall mean the Indemnification Escrow Agreement, dated as of the Closing Date, among the Purchaser, AGI, the Seller, NDI and the Escrow Agent, in form and substance reasonably satisfactory to the Escrow Agent and the parties hereto.

          (iii) "INDEMNIFICATION ESCROW AMOUNT" shall have the meaning ascribed to such term in Section 2.7(b)(ii) hereof.

          (jjj) "INDEMNIFIED PARTY" shall mean any party entitled to indemnification pursuant to Article XI hereof and shall include such party's Affiliates, successors and assigns and the Representatives of each of them.

          (kkk) "INDEMNIFYING PARTY" shall mean any party liable for indemnification pursuant to Article XI hereof and shall include such party's successors and assigns.

          (lll)   "INVENTORIES" shall have the meaning ascribed to such term in
Section 2.2(c) hereof.

          (mmm)     "IRS" shall mean the Internal Revenue Service.

          (nnn) "KNOWLEDGE" or "KNOWLEDGE" shall mean, with respect to a Person, (i) the actual knowledge, after due investigation, of the current management and officers of such Person and (ii) the existence of facts, events, occurrences or matters with respect to which any of the persons referred to in the foregoing clause (i) should reasonably be expected to have knowledge in the ordinary conduct of his duties.

          (ooo) "LAW" shall mean any federal, state, local or foreign law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling or order and any court or arbitrator's order.

          (ppp) "LEASED REAL PROPERTY" shall have the meaning ascribed to such term in Section 2.2(b) hereof.

          (qqq)     "LEASES" shall have the meaning ascribed to such term in
Section 4.12(u) hereof.

          (rrr) "LENDER" shall mean any Person providing financing to the Purchaser, Acquisition Sub or Neyco in connection with the transactions contemplated by this Agreement.

          (sss) "LETTER OF CREDIT" shall mean the two year letter of credit, dated the Closing Date, in the amount of $500,000 to be delivered by AGI to the Purchaser to secure AGI's obligations under Section 11.2(e) hereof, in form and substance, and from a lender, reasonably satisfactory to the parties hereto.

          (ttt) "LIABILITY" shall mean any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, accrued, fixed, absolute or contingent, and whether due or to become due.

          (uuu) "LIEN" shall mean any lien, statutory lien, pledge, mortgage, security interest, charge, encumbrance, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, warrant or equity of any kind or nature.

          (vvv) "MANUFACTURING AGREEMENT" shall mean the Manufacturing Agreement, dated as of the Closing Date, among the Purchaser, Acquisition Sub, AGI and the Seller, in form and substance reasonably satisfactory to each of the parties thereto, pursuant to which the Seller shall be a non-exclusive manu facturer and fabricator of the dental alloys, wire, foil and solders sold by the Purchaser in the United States for a period of three years from and after the Closing Date.

          (www) "MATERIAL ADVERSE EFFECT" shall mean an event or change which either individually or in combination with other events or changes had or is likely to have a material adverse effect on the Condition of the Person or thing in question.

          (xxx) "NDI" shall have the meaning ascribed to such term in the recitals to this Agreement.

          (yyy) "NET ASSET BALANCE" shall have the meaning ascribed to such term in Section 2.9(f) hereof.

          (zzz) "NEW BLOOMFIELD LEASE" shall mean the Lease, dated as of the Closing Date, between AGI and Acquisition Sub, in form and substance reasonably satisfactory to the parties hereto, relating to 7,362 square feet of office and dental laboratory space located at 1280 Blue Hills Avenue, Bloomfield, Connecticut, which Lease shall supersede the Old Bloomfield Lease and pursuant to which Acquisition Sub shall lease such space from AGI for a period of one year from and after the Closing Date, at a net, net, net rental of $4.00 per square foot ($31,200 per annum).

          (aaaa) "NEYCO" shall have the meaning ascribed to such term in the recitals to this Agreement.

          (bbbb) "NEYCO SHARES" shall have the meaning ascribed to such term in the recitals to this Agreement.

          (cccc) "OLD BLOOMFIELD LEASE" shall mean the Lease, dated March 1, 1994, as it may have been amended from time to time, between AGI and Ney Dental International, Inc., relating to certain office and dental laboratory space located at 1280 Blue Hills Avenue, Bloomfield, Connecticut, which Lease shall be terminated prior to the Closing.

          (dddd) "OSHA" shall mean the Occupational Safety and Health Act of 1970, as amended, or the Occupational Safety and Health Administration, as the context shall require.

          (eeee) "OWNED REAL PROPERTY" shall have the meaning ascribed to such term in Section 2.2(a) hereof.

          (ffff)    "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          (gggg) "PENSION PLAN" shall have the meaning ascribed to such term in Section 4.21(b) hereof.

          (hhhh) "PERMITTED LIENS" shall mean (i) Liens for current Taxes not yet due and payable, and (ii) such Liens and imperfections of title, if any, as are not substantial in character, amount or extent and do not materially impair the use, occupancy or value of the property or assets to which they are attached or the operations of the Business.

          (iiii) "PERSON" shall mean any individual, partnership, corporation, association, business trust, joint venture, governmental entity, business entity or other entity of any kind or nature.

          (jjjj) "PHOENIX ORDINARY SHARES" shall mean the Ordinary Shares, IR(Pounds)0.10 par value per share, of the Purchaser.

          (kkkk) "PREPAID EXPENSES" shall have the meaning ascribed to such term in Section 2.2(f) hereof.

          (llll) "PRIME RATE" shall mean the rate of interest publicly announced from time to time by the New York, New York office of J.P. Morgan & Co. Inc. as its prime or reference rate, adjusted as of the first business day of each calendar quarter.

          (mmmm) "PRO FORMA TAX RETURNS" shall have the meaning ascribed to such term in Section 4.17(a) hereof.



          (nnnn) "PROPRIETARY INFORMATION" shall mean all confidential information, trade secrets, business leads, customer lists, customer credit documents and files, lists of suppliers, distributors and sales representatives, research and results thereof, technology, know-how, techniques, data, methods, processes, instructions, formulae, recipes, protocols and studies (clinical or otherwise), laboratory notes, records, drawings and specifications (whether or not such items have been reduced to written, computer-readable or other tangible form) and any other proprietary information used in the conduct of the Business.

          (oooo) "PROPRIETARY RIGHT" shall mean any federal, state or foreign patent or patent application (including, without limitation, all inventions and Improvements relating thereto), trademark, registered trademark, application for trademark registration, amendment of trademark registration, application for amendment of trademark registration, service mark, registered service mark, application for service mark registration, trade name or brand name (including any derivatives thereof or variations thereon), copyright, copyright registration or claim thereof, application for copyright registration, proprietary know-how, proprietary software, or license, sublicense or other agreement relating to any of the foregoing, together with all goodwill, designs, trade dress, claims and causes of action (including, without limitation, for past infringement) and other rights relating to any of the foregoing.

          (pppp) "PURCHASE PRICE" shall have the meaning ascribed to such term in Section 2.6(a) hereof.

          (qqqq) "PURCHASER" shall have the meaning ascribed to such term in the preamble to this Agreement.

          (rrrr) "PURCHASER GROUP" shall have the meaning ascribed to such term in Section 6.5 hereof.

          (ssss) "PURCHASER PROPRIETARY INFORMATION" shall mean all confidential information, trade secrets, business leads, customer lists, customer credit documents and files, lists of suppliers, distributors and sales representatives, research and results thereof, technology, know-how, techniques, data, methods, processes, instructions, formulae, recipes, protocols and studies (clinical or otherwise), laboratory notes, records, drawings and specifications (whether or not such items have been reduced to written, computer-readable or other tangible form) and any other proprietary information used by the Purchaser.

          (ttttt)   "PURCHASER'S NOTE" shall mean the two-year subordinated
promissory note, dated the Closing Date, in the original principal amount of $1,000,000, to be issued by the Purchaser to the Seller at the Closing, in form and substance reasonably satisfactory to each of the parties hereto. The term of the Purchaser's Note shall be subject to extension for an additional year (i) in full in the event that any indemnification claim arising under Section 11.2(e) reasonably believed by the Purchaser and AGI to equal or exceed $500,000 is outstanding at the end of such two-year term or (ii) by half in the event that any indemnification claim arising under Section 11.2(e) reasonably believed by the Purchaser and AGI to be less than $500,000 is outstanding at the end of such two-year term. The term of the Purchaser's Note shall be subject to additional extensions of one year on the third and each succeeding anniversary of the Closing Date if a claim made under Section 11.2(e) is actively being pursued by the claimant. In lieu of any extension, AGI may deliver a letter of credit, in form and substance reasonably satisfactory to the Purchaser, in the amount of the outstanding balance of the Purchaser's Note that would otherwise be extended. In the event that the Purchaser and AGI are unable to agree on the amount of any claim made under Section 11.2(e) for purposes of extending the term of the Purchaser's Note, they shall together appoint the Arbitrator to arbitrate such dispute.

          (uuuu) "PURCHASER'S SHARES" shall have the meaning ascribed to such term in Section 2.6(a) hereof.

          (vvvv) "PURCHASER'S SWISS NOMINEE" shall have the meaning ascribed to such term in Section 2.1 hereof.

          (wwww) "R&D EQUIPMENT" shall mean, collectively, the Dental R&D Equipment and the Electronic R&D Equipment.

          (xxxx) "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., as amended, including any rules or regulations
                        ------
promulgated or issued in connection therewith.

          (yyyy) "REAL PROPERTY" shall mean, collectively, the Leased Real Property and the Owned Real Property.

          (zzzz) "RECEIVABLES" shall have the meaning ascribed to such term in Section 2.2(d) hereof.

          (aaaaa)   "RECORDS" shall have the meaning ascribed to such term in
Section 2.2(k) hereof.

          (bbbbb)   "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration
Rights Agreement, dated as of the Closing Date, between the Purchaser and the Seller, in form and substance reasonably satisfactory to each of the parties hereto, pursuant to which the Purchaser shall grant the Seller registration rights in respect of the Purchaser's Shares.

          (ccccc)   "RELEASE" shall mean any release, spill, emission, leak,
pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substance or Hazardous Waste into the Environment or on, into or out of any property, including, without limitation, the movement of Hazardous Substances or Hazardous Wastes through or in the air, soil, surface water, ground water or property.

          (ddddd)   "REMEDIAL ACTION" shall mean any action, whether voluntary or involuntary, reasonably necessary to (i) clean up, remove, treat or in any other manner adjust Hazardous Substances in the indoor or outdoor Environment,
(ii) prevent the Release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor Environment, or (iii) perform remedial studies, investigations, restoration and post-remedial studies, investigations or monitoring on, about or in any real property .

          (eeeee)   "REPORTABLE QUANTITY" shall mean, with respect to a
Hazardous Substance, an amount which, under any applicable Environmental Law, requires a report or notice to any Governmental Authority.

          (fffff)   "REPRESENTATIVE" shall mean any employee, officer, director, stockholder, partner, accountant, attorney, investment banker, broker, finder, investor, subcontractor, consultant or other authorized agent or representative of a Person.

          (ggggg)   "RESTRICTED CONTRACT" shall have the meaning ascribed to
such term in Section 2.5(c) hereof.

          (hhhhh)   "SELLER" shall have the meaning ascribed to such term in the preamble to this Agreement.

          (iiiii)   "SELLER'S SWISS NOMINEE" shall have the meaning ascribed to such term in the recitals to this Agreement.

          (jjjjj)   "SIGNING FINANCIAL STATEMENTS" shall have the meaning
ascribed to such term in Section 4.8 hereof.

          (kkkkk)   "SWISS SHARE" shall have the meaning ascribed to such term in the recitals to this Agreement.

          (lllll)   "TAX" shall mean any foreign, federal, state or local
income, gross receipts, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs, duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen's compensation or other tax, fee or imposition of any kind whatsoever, including, without limitation, any interest, penalties, additions, assessments or deferred liability with respect thereto, whether disputed or not.

          (mmmmm)   "TAX RETURN" shall mean any return, report, declaration,
claim for refund, estimate, election, or information statement or return relating to any Tax, including any schedule or attachment thereto, and any amendment thereof.

          (nnnnn)   "TENDER OFFER" shall have the meaning ascribed to such term in Section 11.2(c) hereof.

          (ooooo)   "THIRD PARTY CLAIM" shall have the meaning ascribed to such term in Section 11.5(a) hereof.

          (ppppp)   "TRANSFER" shall have the meaning ascribed to such term in the recitals to this Agreement.

          (qqqqq)   "TRANSFERRED ASSETS" shall have the meaning ascribed to such term in Section 2.2 hereof.

          (rrrrr)   "TRANSITION SERVICES AGREEMENT" shall mean the Transition
Services Agreement, dated as of the Closing Date, among the Purchaser, Acquisition Sub, Neyco, AGI and the Seller, in form and substance reasonably satisfactory to each of the parties hereto, pursuant to which AGI and the Seller shall provide certain services to Acquisition Sub, Neyco and the Purchaser for a period of four months from and after the Closing Date (subject to renewal thereafter for a two month period at the Purchaser's option) for a fee of $35,000 per month.

          (sssss)   "UNLAWFUL PAYMENTS" shall have the meaning ascribed to such term in Section 4.34 hereof.

          (ttttt)   "U.S. SHARES" shall have the meaning ascribed to such term in the recitals to this Agreement.

          (uuuuu)   "WELFARE PLAN" shall have the meaning ascribed to such term in Section 4.21(b)(xi) hereof.

          1.2.  ADDITIONAL DEFINITIONS.  In addition to the foregoing defined
                ----------------------
terms, other capitalized terms appearing in this Agreement shall have the respective meanings ascribed to such terms where they first appear in the text of this Agreement.

                                  ARTICLE II
                                  ----------

                        PURCHASE AND SALE OF ASSETS AND
                   ASSUMPTION OF LIABILITIES; PURCHASE PRICE
                   -----------------------------------------

          2.1.   PURCHASE AND SALE OF THE NEYCO SHARES.  Subject to the terms
                 -------------------------------------
and conditions of this Agreement, at the Closing the Seller shall Transfer to the Purchaser, and the Purchaser shall acquire and accept from the Seller, all of the Seller's right, title and interest in and to the U.S. Shares, free and clear of any and all Liens and the Seller shall cause the Seller's Swiss Nominee to Transfer the Swiss Share to such party or parties as the Purchaser may designate (collectively, the "Purchaser's Swiss Nominee"), and Purchaser shall cause the Purchaser's Swiss Nominee to acquire and accept from the Seller's Swiss Nominee, all of the Seller's and the Seller's Swiss Nominee's right, title and interest in and to the Swiss Share, free and clear of any and all Liens.

          2.2.  PURCHASE AND SALE OF ASSETS.  Subject to the terms and
                ---------------------------
conditions of this Agreement, at the Closing AGI, the Seller and NDI shall Transfer to Acquisition Sub, and the Purchaser shall cause Acquisition Sub to acquire and accept from AGI, the Seller and NDI, all of AGI's, the Seller's and NDI's right, title and interest in, to and under all of the assets, properties and rights of every kind, character and description, whether tangible or intangible, real, personal or mixed, accrued, contingent or otherwise, and wherever located, of the Division relating to the Business, except for the Excluded Assets, all as the same shall exist on the Closing Date and as required to be included on the Closing Date Statement of Net Assets (after giving effect to the exclusion of the Excluded Assets, such assets, together with the Neyco Shares, being collectively referred to hereinafter as the "Transferred Assets"), free and clear of any and all Liens (except Permitted Liens), such Transferred Assets to include, without limitation:

          (a) all parcels of land owned by AGI, the Seller or NDI and used in the conduct of the Business, including, without limitation, the parcels of land located in Yucaipa, California and more particularly described on SCHEDULE 4.22(A) hereto, together with all buildings and improvements situated thereon and all fixtures, machinery, equipment and other personal property attached or appurtenant to such buildings or improvements (collectively, the "Owned Real Property");

          (b) all leases of real property used in the conduct of the Business, including, without limitation, those leases more particularly described on
SCHEDULE 4.22(B) hereto (collectively, the "Leased Real Property");

          (c) all inventories of finished goods, work in process, raw materials, packaging and promotional literature, supplies, spare parts and other miscellaneous inventories relating to the conduct of the Business (collectively, the "Inventories");

          (d) all accounts receivable arising from products sold or services rendered in the ordinary course of the conduct of the Business on or prior to the Closing Date (collectively, the "Receivables");

          (e) all machinery, equipment, construction-in-progress, office furniture and equipment, vehicles and related equipment, leasehold improvements, tools and other tangible personal property and assets used in the conduct of the Business (collectively, the "Fixed Assets");

          (f) all prepaid expenses paid in the ordinary course of the conduct of the Business other than prepaid insurance (collectively, the "Prepaid Expenses");

          (g)  all Proprietary Information;

          (h) all Proprietary Rights relating to the Business, including, without limitation, (i) the name "Ney" and all derivatives thereof and variations thereon (excluding, however, any use preceded by the initials "J.M.") to the extent used in the dental industry, (ii) the registered trademarks, applications for trademark registration, amendments of trademark registrations, applications for amendments of trademark registrations, patent registrations, applications for patent registrations, and amendments or continuations of patent registrations described on SCHEDULE 4.14(A) hereto, and (iii) the Proprietary Rights to be described on SCHEDULE 4.14(B) hereto, but excluding the Proprietary Rights set forth on SCHEDULE 2.2(H) hereto which shall be subject to the Cross-License Agreement (the "Excluded Proprietary Rights").

          (i) all contracts, agreements, commitments, options and understandings to which AGI, the Seller or NDI is a party relating to the Business, whether written or oral, including, without limitation, those described on SCHEDULE 4.12 hereto;

          (j) all computer hardware, software and documentation, including source code and system documentation, used in the conduct of the Business other than such hardware, software and documentation as may be used in connection with the Seller's current accounting system (the "Excluded System"); and

          (k) subject to Section 2.3(e) hereof, all books and records relating to the Business excluding those writings of AGI, the Seller or NDI pertinent to corporate, financial or administrative matters to the extent not specifically germane to the conduct of the Business (collectively, the "Records").

          2.3.  EXCLUDED ASSETS.  Notwithstanding anything in Section 2.2 hereof
                ---------------
to the contrary, AGI, the Seller and NDI shall retain all of their respective right, title and interest in, to and under all, and shall not Transfer to the Purchaser or Acquisition Sub any, of the following assets, rights or properties (collectively, the "Excluded Assets"):

          (a) any cash or cash equivalents in hand or in banks for the account of AGI, the Seller, Neyco or NDI;

          (b) any Federal, state, local and foreign income Tax deposits (to the extent not refunded) paid by AGI, the Seller, Neyco or NDI in connection with the income or operations of the Business with respect to any period ending on or prior to the Closing Date;

          (c) any proceeds paid or payable to AGI, the Seller or NDI pursuant to, and any rights of AGI, the Seller and NDI under, this Agreement;

          (d) the Electronic R&D Equipment identified on SCHEDULE 2.3(D) hereto;

          (e) any minute books, stock books and similar corporate records of AGI, the Seller and Neyco and any other documents that they are required by law to retain in their possession;

          (f) subject to Article XII hereof, any employee benefit plan of AGI, the Seller or NDI;

          (g)  the Excluded Proprietary Rights;

          (h) prepaid insurance paid in the ordinary course of the conduct of the Business;

          (i)  the Excluded System; and

          (j) the following Contracts: (i) the Employment Agreement, effective as of March 1, 1994, between the Seller and George Wolfe described on Schedule 4.12(h) hereof, (ii) the oral agreements between the Seller and the Division described on Schedule 4.12(k), and (iii) the revolving credit facility, dated February 15, 1994, between the Seller and IBJ Schroeder Bank & Trust Company.

          2.4.  ASSUMPTION OF LIABILITIES.  Subject to the terms and conditions
                -------------------------
of this Agreement, including, without limitation, the exclusions listed in
Section 2.5 hereof, at the Closing Acquisition Sub shall assume and agree to pay, perform and discharge when due only the following Liabilities of AGI, the Seller and NDI (collectively, the "Assumed Liabilities"):

          (a) all Liabilities under all contracts, agreements, commitments, options and understandings to which AGI, the Seller or NDI is a party relating to the Business disclosed on SCHEDULE 4.12 hereto (or specifically exempt from disclosure by virtue of any dollar or other materiality exemption) assigned to and assumed by, or subcontracted by, the Purchaser or Acquisition Sub under this Agreement;

          (b) all Liability for vacation accruals owing to Business Employees hired by Acquisition Sub on the Closing Date;

          (c) all Liabilities for trade payables incurred in the ordinary course of the conduct of the Business (collectively, the "Accounts Payable");

          (d) all other Liabilities incurred in the ordinary course of the conduct of the Business, but only if and to the extent they are not materially adverse or extraordinary and are not of a nature which in accordance with the Principles and Procedures set forth on Exhibit B hereto would be required to be shown on the February 28, 1995 Statement of Net Assets;

          (e)  certain Liabilities as provided in Section 2.10 hereof; and

          (f) except as set forth in Section 2.5, all other liabilities of the Business on the Closing Date reflected on the Closing Date Statement of Net Assets.

          2.5.  EXCLUDED LIABILITIES.
                --------------------

          (a) Notwithstanding Section 2.4 hereof, and without any implication that Acquisition Sub or the Purchaser is assuming any Liability not expressly identified in Section 2.4, the following Liabilities (the "Excluded Liabilities") of AGI, the Seller and NDI are excluded and will not be assumed or discharged by Acquisition Sub or the Purchaser:

               (i) any Liability under any non-competition, consulting, employment, severance, change of control, collective bargaining or similar agreement, commitment or arrangement, whether written or oral;

              (ii) except as provided in Section 3.3 hereof, any Liability for any Federal, state, local or foreign Taxes, including, without limitation, (A) any liability for income, transfer, sales, use or other Taxes arising in connection with the Transfer of the Transferred Assets and the consummation of the other transactions contemplated by this Agreement, and (B) any liability for the unpaid Taxes of any other Person under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

             (iii) any Liability for expenses incurred by, or for claims made against, AGI, the Seller or NDI in connection with or resulting from or attributable to the transactions contemplated by this Agreement;

              (iv) any Liability for any investment banking, brokerage or similar charge or commission, or any attorneys' or accountants' fees and expenses, payable or incurred by AGI, the Seller or NDI in connection with of this Agreement or the transactions contemplated hereby;

               (v) any Liability arising out of any activities undertaken by AGI, the Seller or NDI after the Closing Date;

              (vi) any Liability for any personal injury, property damage, product liability or breach of warranty claim caused by or arising from any goods or products manufactured, processed, sold, distributed or shipped by AGI, the Seller or NDI on or prior to the Closing Date;

             (vii) any Liability arising out of any tortious or unlawful conduct;

            (viii)  any Liability for money borrowed;

              (ix) except as provided in Section 2.10 hereof, any Liability arising under any Environmental Law resulting from any action or omission occurring, or state of facts existing, on or prior to the Closing Date;

               (x) any Liability under any group life insurance or health benefit program maintained on behalf of any employees of AGI, the Seller, NDI or Neyco, or their eligible dependents in connection with any accident occurring or any claim incurred (any such claim being deemed incurred in accordance with Section 12.1(e) hereof) on or prior to the Closing Date;

              (xi) any Liability arising out of any workmen's compensation claims or proceedings, discrimination claims or proceedings, property damage or personal injury claims, benefits or severance or other liabilities or obligations in connection with any accident or incident occurring on or prior to the Closing Date to employees or former employees of AGI, the Seller or NDI;

             (xii) except as provided in Section 12.1(c) hereof, any Liability under any "employee benefit plan" (as that term is defined in Section 3(3) of ERISA) or any other plans, programs or arrangements of any kind relating to employee benefits sponsored or maintained by AGI, the Seller or NDI;

            (xiii) any Liability for any Action arising on or prior to the Closing Date from the conduct of the Business;

             (xiv) any Liability relating to any current employee of the Seller who does not accept the Purchaser's or Acquisition Sub's offer of employment on the Closing Date, or any former employee of AGI, the Seller or NDI, including, without limitation, any costs or expenses incurred under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, any health benefits or any severance, termination, unemployment insurance or other similar costs or expenses relating to or arising from the termination of employment of any such employee by any Person other than the Purchaser; and

              (xv) any Liability relating to any lease, contract, agreement, commitment, option or understanding, whether oral or written, not assigned to and assumed by, or subcontracted by, the Purchaser or Acquisition Sub under this Agreement.

          (b) On the Closing Date the Purchaser or Acquisition Sub shall offer employment, on an employment-at-will basis, to each Business Employee at substantially the same salary or hourly wage as such Business Employee was receiving on the Closing Date. Except as specifically provided in the immediately preceding sentence, the Purchaser and Acquisition Sub shall be free to hire such persons, whether or not employees of the Seller, on such terms and conditions of employment, as the Purchaser or Acquisition Sub shall determine in the exercise of their sole discretion. Nothing in this Agreement shall establish any enforceable rights, legal or equitable, in any Person other than the parties hereto and as specifically provided in Article XI hereof, including, without limitation, any employee of AGI, the Seller or NDI, or any beneficiary of such employee, beyond those (if any) which constitute Assumed Liabilities pursuant to
Section 2.4 hereof. Any claim, including any claim for benefits, asserted by or on behalf of any person with respect to such person's employment by the Purchaser or Acquisition Sub shall be governed solely by applicable employment policies and employee benefit plans, if any, which the Purchaser or Acquisition Sub may adopt after the Closing, as construed in accordance with applicable Law.

          (c) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, instrument, order or any claim or right, or any benefit arising thereunder or resulting therefrom (collectively, the "Restricted Contracts"), if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of AGI, the Seller or NDI thereunder.
If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of AGI, the Seller or NDI thereunder, such parties will cooperate with the Purchaser and Acquisition Sub in any arrangement designed to provide for the Purchaser or Acquisition Sub the benefits under any such Restricted Contract, including, without limitation, enforcement for the benefit of the Purchaser or Acquisition Sub of any and all rights of AGI, the Seller or NDI against a third party thereto arising out of a breach or cancellation by such third party.

          2.6.   PURCHASE PRICE.
                 --------------

          (a) Subject to adjustment after the Closing pursuant to Section 2.9 hereof, the aggregate purchase price (the "Purchase Price") to be paid by the Purchaser to the Seller at the Closing for the Transferred Assets and the non-competition agreement described in Section 10.4 hereof shall equal the sum of
(i) $16,100,000 and (ii) either (A) 200,000 Phoenix Ordinary

Shares (provided, however, that in the event that the "fair market value" (as
        --------  -------
defined below) of Phoenix Ordinary Shares shall be less than $6.00 or more than $12.00 per share (but only in such event), the number of Phoenix Ordinary Shares that may be delivered by the Purchaser pursuant to this Section 2.6(a)(ii)(A) shall be adjusted up or down, respectively (rounded to the nearest whole share), to the extent necessary for the aggregate fair market value of such Phoenix Ordinary Shares to equal $1,800,000 (collectively, as so adjusted (if applicable), the "Purchaser's Shares"), or (B) an additional cash payment equal to $1,800,000. For purposes of Section 2.6(a)(ii)(A) hereof, the "fair market value" of a Phoenix Ordinary Share shall mean the average of the last sale prices of an American Depositary Receipt representing a Phoenix Ordinary Share as reported or quoted in the Nasdaq National Market on the last ten days before the Closing Date on which such Market was open for business.

          (b) The Purchase Price and the Assumed Liabilities (as well as other relevant items) shall be allocated among the Transferred Assets and the non-competition agreement described in Section 10.4 hereof for all purposes (including Tax and financial accounting purposes) in accordance with a schedule to be mutually agreed upon by the Purchaser and the Seller within ninety (90) days after the Closing Date. The Purchaser, Acquisition Sub, Neyco, AGI, the Seller and NDI shall file all Tax Returns (including amended returns and claims for refunds) and information reports in a manner consistent with such allocation.

          2.7.  $100,000 DEPOSIT;
                INDEMNIFICATION ESCROW AGREEMENT.
                --------------------------------

          (a) Concurrently with the execution and delivery of this Agreement, the Purchaser shall deposit into the interest-bearing account established by AGI (the "Deposit Account") $100,000 in cash (the "Deposit"), by (at the Purchaser's option) certified or cashier's check or wire transfer of immediately available funds. Therefore,

               (i) In the event that the Closing shall occur, the Deposit, together with all interest earned thereon in the Deposit Account (collectively, the "Deposit Payment"), shall be credited to the Seller at the Closing in partial satisfaction of the portion of the Purchase Price described in Section 2.6(a)(i) hereof.

              (ii) In the event of the termination of this Agreement without a Closing for any reason whatsoever, the Seller may, within ten days after the date of termination, notify the Purchaser in writing that termination of this Agreement was for a reason other than a Good Reason (as defined in Section 2.7(a)(v) below).

             (iii)  If the Seller shall provide a notice in accordance with
Section 2.7(a)(ii) above, the Seller after the expiration of the Contest Period (as defined below) shall have the right to retain the Deposit Payment if the Purchaser does not contest the Seller's claim as liquidated damages and the sole remedy of AGI, the Seller, NDI and Neyco for the failure of the Purchaser to consummate the transactions contemplated hereby, and none of the Purchaser, its Affiliates or any of their respective Representatives shall have any further liability whatsoever to AGI, the Seller, NDI, Neyco or their respective Affiliates, or the Representatives of any of them; provided, however, that if
                                                   --------  -------
within 20 days after the Purchaser's receipt of such Seller's notice (the "Contest Period") the Purchaser shall contest the Seller's claim that termination of this Agreement was for a reason other than a Good Reason, the Purchaser and the Seller shall promptly undertake in good faith to resolve such dispute. If the Purchaser and the Seller shall resolve such dispute within ten days after the end of the Contest Period, the Seller shall retain the Deposit Payment or promptly pay the Deposit Payment to the Purchaser, as the case may be, in accordance with such resolution. If, however, the Purchaser and the Seller shall fail to resolve such dispute within such ten-day period, they shall promptly retain the Arbitrator to determine whether termination was for a Good Reason (in which case the Deposit Payment shall promptly be paid to the Purchaser) or for a reason other than a Good Reason (in which case the Seller shall retain the Deposit Payment). The Seller and AGI, on the one hand, and the Purchaser, on the other hand, shall each bear and pay one-half of such Arbitrator's fees and expenses, unless such Arbitrator shall otherwise allocate responsibility therefor.

              (iv) If the Seller shall not provide a notice within the ten-day notice period referred to in Section 2.7(a)(ii) above, the Deposit Payment shall be paid to the Purchaser promptly thereafter.

               (v) For purposes of this Agreement, "Good Reason" shall mean (A) the failure of any of the conditions to the Purchaser's obligations hereunder set forth in Sections 8.1 through 8.9 hereof or the first sentence of Section
8.10 hereof to be fully satisfied, (B) termination of this Agreement pursuant to Sections 13.1(a) or (d) hereof, or (C) termination of this Agreement by the Purchaser pursuant to Section 13.1(b) hereof.

          (b)  INDEMNIFICATION ESCROW AGREEMENT.  At the Closing, AGI, the
               --------------------------------
Seller, NDI, the Purchaser, Acquisition Sub and the Escrow Agent shall execute and deliver the Indemnification Escrow Agreement. Pursuant to and in accordance with the terms and conditions thereof:

               (i) At the Closing, in partial satisfaction of the portion of the Purchase Price described in Section 2.6(a)(i) hereof, the Purchaser or Acquisition Sub shall deposit into the interest-bearing account established under the Indemnification Escrow Agreement (the "Indemnification Escrow Account"), by (at the Purchaser's or Acquisition Sub's option) certified or cashier's check or wire transfer of immediately available funds, $550,000 in cash (the "Holdback"), as a holdback against which the Purchaser or Acquisition Sub shall have the right to satisfy, in whole or in part, any claims by it or any of the other Indemnified Parties for indemnification pursuant to Section
11.2 hereof.


              (ii) The Holdback, together with all interest earned thereon in the Indemnification Escrow Account (collectively, the "Indemnification Escrow Amount"), (A) shall be held by the Escrow Agent in the Indemnification Escrow Account pending determination of the Purchaser's or Acquisition Sub's right to satisfy such indemnification claims, if any, against such Indemnification Escrow Amount and (B) following such determination, shall be paid to the Seller, the Purchaser or Acquisition Sub, as appropriate; provided, however, that all
                                              --------  -------
amounts remaining in the Indemnification Escrow Account and not subject to any outstanding indemnification claim on the second anniversary of the Closing Date shall be paid to the Seller.

          2.8.   PAYMENT OF THE PURCHASE PRICE.  At the Closing, the Purchaser
                 -----------------------------
shall:

          (a) deliver the Holdback to the Escrow Agent pursuant to the terms and provisions of Section 2.7(b)(i) hereof;

          (b) pay to the Seller, by wire transfer of immediately available funds to an account identified in writing by the Seller to the Purchaser at least three business days prior to the Closing, an amount (the "Closing Cash Payment") equal to (i) the portion of the Purchase Price described in Section 2.6(a)(i) hereof, plus (ii) any portion of the Purchase Price described in
                  ----
Section 2.6(a)(ii)(B) hereof, minus (iii) the sum of (A) the amount of the
                              -----
Deposit Payment, (B) the amount of the Holdback, (C) the original principal amount of the Purchaser's Note and (D) $5,000 (the amount of attorneys' fees incurred by the Purchaser in connection with its analysis of the Tender Offer);

          (c)  deliver to the Seller the Purchaser's Note; and

          (d) deliver to the Seller the Registration Rights Agreement and a stock certificate representing the Purchaser's Shares (unless the Purchaser shall have exercised its option to pay cash pursuant to Section 2.6(a)(ii)(B) hereof).

          2.9.   POST-CLOSING PURCHASE PRICE ADJUSTMENT.
                 --------------------------------------

          (a) Within 60 days after the Closing Date, the Purchaser shall prepare and deliver to AGI (on behalf of the Seller) the Closing Date Statement of Net Assets, in accordance with the Principles and Procedures set forth in EXHIBIT B on a basis consistent with the February 28, 1995 Statement of Net Assets. The Closing Date Statement of Net Assets will be audited by Ernst & Young, the Purchaser's independent certified public accountants, who shall have access to the related work papers of KPMG Peat Marwick LLP for work related to the February 28, 1995 Statement of Net Assets, and the Seller agrees to use reasonable efforts to make KPMG Peat Marwick LLP available for such purpose. AGI and the Purchaser shall each bear and pay one-half of the costs and expenses incurred in connection with the preparation and audit of the Closing Date Statement of Net Assets; provided, however, that AGI's share of such costs and expenses shall not exceed $6,000.

          (b) Within 30 days after AGI's receipt of the Closing Date Statement of Net Assets, AGI shall deliver to the Purchaser a written description (the "Objection Notice") of its objections, if any (the "Disputed Item(s)"), to the Closing Date Statement of Net Assets. The costs and expenses incurred in connection with AGI's review of the Closing Date Statement of Net Assets shall be borne and paid entirely by AGI.

          (c) If AGI and the Purchaser shall fail to resolve any of the Disputed Items within 30 days after the Purchaser's receipt of the Objection Notice, they shall together appoint the Arbitrator to arbitrate such dispute with respect to the unresolved Disputed Item(s). The Arbitrator shall, within 45 days after the date on which he was retained, submit a written decision with respect to each such Disputed Item to AGI and the Purchaser, which determination shall be final and binding on all of the parties hereto and shall have the legal effect of an arbitral award. AGI and the Purchaser shall each bear and pay one-half of such Arbitrator's fees and expenses, unless such Arbitrator shall otherwise allocate responsibility therefor.

          (d) If and to the extent that the Net Asset Balance (as defined in Section 2.9(f) below) of the Business as reflected on the Closing Date Statement of Net Assets (following resolution of any Disputed Items) is less than or more than $11,235,000 (but only in such event), the cash portion of the Purchase Price shall be adjusted downward or upward, respectively, on a dollar-for-dollar basis by the amount of such deficiency or excess (the "Purchase Price Adjustment").

          (e) Within five business days following the date on which AGI and the Purchaser shall reach agreement on the Closing Date Statement of Net Assets or the Arbitrator shall make its determination, as the case may be, the party owing the Purchase Price Adjustment shall pay to the party entitled to the Purchase Price Adjustment, by (at the payee's option) certified or cashier's check or wire transfer of immediately available funds to an account identified in writing by the payee at least two business days prior to such payment date, the amount of the Purchase Price Adjustment, together with interest thereon, calculated at the Prime Rate from the Closing Date to the date on which such Purchase Price Adjustment is paid.

          (f)  For purposes of this Agreement, "Net Asset Balance" shall mean
(i) total assets (except cash, cash equivalents, the Dental R&D Equipment and prepaid insurance) minus (ii) total liabilities (except indebtedness for
                   -----
borrowed money, any accrued liability for any group life or health insurance by or on behalf of any employees of the Seller or their eligible dependents in connection with any accident or event occurring on or prior to the Closing Date and any accrued liability for sales taxes) minus (iii) any amounts owed by the
                                           -----
Seller pursuant to Section 2.5(a)(ix).

          2.10.  Environmental Liabilities and Costs.  In the event that the
                 -----------------------------------
Purchaser, in the course of its due diligence review prior to the Closing Date, discovers any environmental conditions at the Seller's Yucaipa, California facility, AGI and the Seller agree to pay all Environmental Liabilities and Costs incurred by the Purchaser or Acquisition Sub to remediate such environmental conditions above $50,000.


                                  ARTICLE III
                                  -----------

                                  THE CLOSING
                                  -----------

          3.1.  TIME AND PLACE OF CLOSING.  The Closing shall take place at
                -------------------------
10:00 a.m., local time, on the Closing Date at the offices of Robinson & Cole, Financial Centre, 695 Main Street, Stamford, Connecticut 06904-2305, or at such other time or place as may be mutually agreed upon by the parties hereto.

          3.2.  INSTRUMENTS OF TRANSFER.  At the Closing, (a) the Seller shall
                -----------------------
deliver (and, with respect to the Swiss Share, shall cause the Seller's Swiss Nominee to deliver) to the Purchaser the stock certificates representing the Neyco Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all requisite stock transfer stamps, if any, affixed thereto, (b) AGI, the Seller and NDI shall deliver to Acquisition Sub such bills of sale, assignments, deeds and other good and sufficient instruments of Transfer, in form and substance reasonably satisfactory to the Purchaser and its counsel, as shall be effective to vest in the Purchaser all of AGI's, the Seller's and NDI's right, title and interest in, to and under the Transferred Assets, and (c) the Purchaser shall take the actions required by Section 2.8 hereof.

          3.3.  TRANSFER TAXES.  The Seller shall pay all transfer and stamp
                --------------
Taxes (if any) arising out of the transactions contemplated by this Agreement, including, without limitation, those arising out of the Transfer of the Transferred Assets; provided, however, that the Purchaser shall pay all transfer
                    --------  -------
and stamp taxes (if any) arising out of the Transfer of the Purchaser's Shares to the Seller.

          3.4.  FURTHER ASSURANCES.  In addition to the actions, documents and
                ------------------
instruments specifically required to be taken or delivered by this Agreement, at the Closing or from time to time thereafter, and without further consideration, each party hereto shall take such other actions, and execute and deliver such other documents and instruments, as the other party or parties hereto or their counsel may reasonably request in order to effectuate and perfect the transactions contemplated by this Agreement.

                                  ARTICLE IV
                                  ----------

           REPRESENTATIONS AND WARRANTIES OF AGI, THE SELLER AND NDI
           ---------------------------------------------------------

          AGI, the Seller and NDI, jointly and severally, hereby represent and warrant to the Purchaser as follows:

          4.1.  ORGANIZATION AND GOOD STANDING.  Each of AGI, the Seller, NDI
                ------------------------------
and Neyco is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation (or, in the case of Neyco, the Laws of Switzerland) and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct its businesses as they are now being owned, operated, leased and conducted.
Each of the Companies is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which the nature of the property owned, leased or operated by it or the nature of the businesses conducted by it requires such qualification or license, except where its failure to be so qualified or licensed would not have a Material Adverse Effect on the Business. SCHEDULE 4.1 hereto sets forth, by Company, a true and complete list of all such domestic and foreign jurisdictions.

          4.2.  SUBSIDIARIES.  Neither of the Companies has, or on the Closing
                ------------
Date will have, any subsidiaries or owns, or on the Closing Date will own, of record or beneficially any capital stock of or equity interest or investment in any Person. With respect to each of the Companies, SCHEDULE 4.2 hereto sets forth, by Company, a true and complete list (including, without limitation, full corporate names and dates of ownership) of every subsidiary such Company has owned since February 27, 1991 and, to the knowledge of each of AGI, the Seller and NDI, every subsidiary such Company owned prior to February 27, 1991.

          4.3.  CERTIFICATES OF INCORPORATION AND BY-LAWS.  The copies of the
                -----------------------------------------
certificate of incorporation and by-laws (or, in the case of Neyco, the Articles of Incorporation) of each of AGI, the Seller, NDI and Neyco heretofore delivered by AGI, the Seller, NDI or Neyco to the Purchaser are true and complete copies of such instruments as amended to the date of this Agreement and are in full force and effect on the date hereof.

          4.4.  CAPITALIZATION, ETC.  The authorized capital stock of Neyco
                -------------------
consists of 500 Ordinary Shares, of 1,000 Swiss Francs each, of which 500 shares are issued and outstanding on the date hereof. As of the date hereof the Neyco Shares constitute, and on the Closing Date the Neyco Shares will constitute, all of the issued and outstanding shares of the capital stock of Neyco. All of the Neyco Shares have been duly authorized and validly issued, are fully paid and nonassessable, and have been offered, issued, sold and delivered by Neyco free of any preemptive rights or rights of first refusal and in compliance with all applicable foreign, federal and state securities and other Laws. There are no outstanding preemptive, conversion or other rights, options, calls, warrants, subscriptions or other rights or agreements (other than this Agreement) granted or issued by or binding upon Neyco with respect to the issuance or acquisition of any shares of its capital stock, any securities convertible or exchangeable for shares of its capital stock, or any other Neyco securities. No agreements or understandings (other than this Agreement) exist with respect to the voting or sale of such capital stock or other securities.

          4.5.  OWNERSHIP OF NEYCO SHARES.  The Seller (or, in the case of the
                -------------------------
Swiss Share, the Seller's Swiss Nominee) is the sole record and beneficial owner of, and has good and marketable title to, all of the Neyco Shares, free and clear of any Liens of any kind. Upon the delivery of the certificates representing the Neyco Shares to the Purchaser at the Closing pursuant to this Agreement, all of the Seller's (or the Seller's Swiss Nominee's) right, title and interest in and to the Neyco Shares shall have been Transferred to the Purchaser (or the Purchaser's Swiss Nominee), free and clear of any Liens of any kind.

          4.6.  POWER AND AUTHORITY.  Each of AGI, the Seller and NDI has all
                -------------------
requisite corporate power and authority to enter into and deliver this Agreement and each of the other Acquisition Documents to which it is a party, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Acquisition Documents to which it is a party by each of AGI, the Seller and NDI, the performance by each of them of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate and other actions on the part of each of AGI, the Seller, NDI and Neyco required by applicable Law, their respective certificates of incorporation or by-laws (or, in the case of Neyco, its Articles of Incorporation), or otherwise. Each of this Agreement and the other Acquisition Documents to which it is a party constitutes the legal, valid and binding obligation of each of AGI, the Seller and NDI, enforceable against each of them in accordance with its terms, except (a) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          4.7.  NO VIOLATION.  Except as set forth on SCHEDULE 4.7 hereto,
                ------------
neither the execution and delivery by each of AGI, the Seller and NDI of this Agreement and each of the other Acquisition Documents to which it is a party, the performance by each of them of their respective obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby, will (a) contravene any provision of the certificate of incorporation or by-laws (or, in the case of Neyco, its Articles of Incorporation) of AGI, the Seller, NDI or Neyco; (b) violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration (whether after the giving of notice or the lapse of time or both) of the maturity of any debt or obligation of AGI, the Seller, NDI or Neyco under, require the consent of any other party to, constitute a breach of, create a loss of a material benefit under, or result in the creation or imposition of any Lien upon any of the properties or assets of AGI, the Seller, NDI or Neyco under, any note, bond, license, mortgage, indenture, lease, contract, agreement, instrument or commitment to which any of them is a party or by which any of them or any of their respective assets or properties are bound, other than such violations, conflicts, defaults or breaches which (i) would not, individually or in the aggregate, have a Material Adverse Effect on any such Person or the transactions contemplated hereby or (ii) will be cured prior to the Closing Date (which cure will not have a Material Adverse Effect on any such Person) or waived by the Purchaser in writing prior to the Closing Date; (c) to the knowledge of each of AGI and the Seller, violate any Law or any judgment, decree, order, regulation or rule of any Governmental Authority to which AGI, the Seller, NDI or Neyco is subject or by which any of them or any of their respective assets or properties are bound, other than such violations which would not, individually or in the aggregate, have a Material Adverse Effect on any such Person or the transactions contemplated hereby; or (d) result in the loss of any license, privilege or certificate benefiting AGI, the Seller, NDI or Neyco, other than such losses which would not, individually or in the aggregate, have a Material Adverse Effect on any such Person or the transactions contemplated hereby.

          4.8.  FINANCIAL STATEMENTS.  Attached as EXHIBIT C hereto are
                --------------------
unaudited financial data related to certain assets and liabilities of the Business prepared in accordance with the

Principles and Procedures set forth in EXHIBIT B for the periods as of June 30, 1995, February 28, 1995, February 28, 1994, February 28, 1993 and February 29, 1992 and the Income and Cash Flow financial data for the periods ended (four months ended) June 30, 1995; Fiscal Years ended February 28, 1995, February 28, 1994, February 28, 1993 and February 29, 1992 (the "Signing Financial Statements"). On the Closing Date, AGI will deliver to the Purchaser unaudited financial data related to certain assets and liabilities of the Business prepared in accordance with the Principles and Procedures set forth in EXHIBIT B as of the last day (the "Closing Financial Statements Date") of the most recent monthly period ending on or before the tenth business day preceding the Closing Date and the Income and Cash Flow financial data for the year-to-date period ending on the Closing Financial Statements Date (the "Closing Financial Statements," and collectively with the Signing Financial Statements, the "Financial Statements"). The Financial Statements (i) were, or will be, compiled from the books and records of the Business regularly maintained by management, and (ii) were, or will be, prepared in accordance with the Principles and Procedures set forth in EXHIBIT B hereto. Except for the omission of certain administrative expenses (e.g., accounting, human resources and management information systems expenses), corporate allocations (e.g., interest and executive management expenses), income taxes and footnote disclosures, the Financial Statements present, and will present, fairly the financial position, results of operations and other information included therein of the Business for the periods or as of the dates thereof.

          4.9.  ASSETS AND LIABILITIES OF THE COMPANIES.
                ---------------------------------------

          (a) SCHEDULE 4.9(A) hereto sets forth, by Company, a true and complete list and description of all of the assets, properties and rights of each of the Companies, whether tangible or intangible, real, personal or mixed, accrued, contingent or otherwise, and wherever located, including, without limitation, a true and complete fixed asset listing (including cost and accumulated depreciation to date for each asset group), schedule of prepaid expenses, receivables aging schedule and item-by-item listing and description of inventories, each as of February 28, 1995. As of the Closing, the ownership of the assets, properties and rights of any Company, including, without limitation, those disclosed on SCHEDULE 4.9(A) hereto, shall not have changed since the date indicated on such Schedule (except for transactions in the ordinary course of business in accordance with past practice and that the Companies shall not own any cash as of the Closing).

          (b) Except as set forth on SCHEDULE 4.9(B) hereto, neither of the Companies has, and on the Closing Date neither of them will have, any Liabilities of any kind or nature whatsoever other than those which (i) are accrued or reserved against on the February 28, 1995 Statement of Net Assets, (ii) were incurred in the ordinary course of business in accordance with past practice and are not required by the Principles and Procedures set forth on Exhibit B hereto to have been accrued or reserved against on the February 28, 1995 Statement of Net Assets, or (iii) have been incurred since the date of the February 28, 1995 Statement of Net Assets in the ordinary course of business in amounts and for terms consistent, individually and in the aggregate, with the Companies' past practices.

          4.10.  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as described in
                 ------------------------------------
detail, by Company, on SCHEDULE 4.10 hereto, since February 28, 1995:

          (a) there has not occurred (i) any material adverse change in the Condition of either of the Companies or (ii) any event, circumstance or combination thereof, whether arising prior to or after February 28, 1995, which might reasonably be expected to result in any material adverse change in the Condition of either of the Companies before or after the Closing Date; and

          (b) neither of the Companies has (i) purchased, redeemed, issued, sold or otherwise acquired or disposed of, directly or indirectly, any shares of its capital stock or any of its other securities, or granted any options, warrants or other rights to purchase or convert any obligation into any shares of its capital stock or into any of its other securities, (ii) incurred any Liability, except normal trade or business obligations or Liabilities incurred in the ordinary course of the conduct of the Business in accordance with past practice, as disclosed on SCHEDULE 4.9(B) hereto, (iii) mortgaged, pledged or subjected to or permitted the imposition of any Lien (other than statutory Liens for taxes not yet due and payable) upon any of its assets or properties, except in the ordinary course of the conduct of the Business in accordance with past practice, (iv) incurred, assumed or guaranteed any indebtedness for borrowed money, (v) suffered any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect on such Company, (vi) made any declaration, payment or setting aside for payment of any dividend (whether in cash, securities or other property) in respect of its capital stock other than the payment of a cash dividend from Neyco to the Seller, (vii) made any acquisition of assets or properties except in the ordinary course of the conduct of the Business in accordance with past practice, (viii) introduced any material change with respect to the operation of the Business, (ix) entered into any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) not in the ordinary course of the conduct of the Business in accordance with past practice, (x) paid, discharged or satisfied any Liability or other expenses other than in the ordinary course of the conduct of the Business in accordance with past practice, (xi) cancelled or compromised any debts, or waived or permitted to lapse any material claims or rights, or Transferred any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of the conduct of the Business in accordance with past practice, (xii) disposed of or permitted to lapse any rights to the use of any Proprietary Right, or disposed of any Proprietary Information material to the Business, (xiii) granted any increase in the compensation of any director, officer, employee or consultant (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any director, officer, employee or consultant, except for those granted in the ordinary course of the conduct of the Business in accordance with past practice, (xiv) made any change in any method of accounting or accounting practice, (xv) paid, loaned or advanced any amount to, or Transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors, employees, stockholders or Affiliates, or any officer, director, employee or stockholder of any such Affiliate, (xvi) suffered the loss of, or been threatened with the loss of, any supplier or customer referred to in Section 4.31 hereof, or (xvii) entered into or agreed (whether in writing or otherwise) to enter into any agreement or other arrangement to take any action referred to in this Section 4.10, including, without limitation, any agreement or arrangement granting any preferential right to purchase any of its capital stock, assets, properties or rights or requiring the consent of any party to the Transfer of any such assets, properties or rights.

          4.11.  MANAGEMENT AND EMPLOYEES.  SCHEDULE 4.11 hereto sets forth, by
                 ------------------------
Company, a true and complete list of all of the directors, officers, employees, consultants, sales agents, sales representatives and comparable Persons of the Companies as of the last day of the last full calendar month immediately preceding the date hereof (which Schedule shall be updated by AGI and the Seller prior to the Closing to reflect such information as of the last day of the last full month immediately preceding the Closing Date), specifying their names, titles and compensation (including, without limitation, current annual salary, bonus, commission and perquisite arrangements, whether written or oral). As of the Closing, except as described in detail on SCHEDULE 4.11 hereto, none of AGI, the Seller, NDI or Neyco will have any contractual obligation (written or oral) of any kind or nature whatsoever to any employee or former employee of any Company.

          4.12.  CONTRACTS.  With respect to each of the Companies, SCHEDULE
                 ---------
4.12 hereto sets forth, by Company, a true and complete list of each partially or totally executory con tract, agreement, commitment, option or understanding, whether written or oral (and with respect to any oral contract, agree ment, commitment, option or understanding, a true and complete description, including, without limitation, the parties, dates, amounts and subject matter), of the following types, to which such Company is a party or by which it or any of its properties, assets or employees is bound (collectively, the "Contracts"):

          (a) warrants, stock options, "put" or "call" agreements and other agreements or commitments to sell, purchase, issue, convert or exchange shares of the capital stock of such Company;

          (b)  voting agreements or arrangements;

          (c)  restrictive share transfer agreements;

          (d)  stockholders agreements;

          (e)  preferred stock agreements;

          (f)  stock escrow agreements;

          (g)  collective bargaining agreements;

          (h) employment, consulting, advisory and other similar agreements or arrangements;

          (i)  management agreements;

          (j)  management information services agreements or arrangements;

          (k)  supply, vendor or OEM contracts or arrangements;

          (l) contracts for the production or supply by such Company of goods or services (i) not due to expire by the Closing Date or (ii) involving payments in excess of $25,000 each;

          (m) contracts for capital expenditures or the purchase by such Company of materials, supplies, equipment or services involving payments in excess of $25,000 each;

          (n)  tolling agreements or arrangements;

          (o)  agreements relating to futures or hedging;

          (p) purchase or sales orders in excess of $25,000 each or with terms in excess of one year;

          (q) agreements or arrangements with distributors, brokers, manufacturer's representatives, sales representatives, sales agents, service or warranty representatives or similar persons or entities;

          (r)  franchise agreements or arrangements;

          (s)  advertising contracts;

          (t)  deeds;

          (u) leases, including, without limitation, capital leases, relating to real property, machinery, equipment, vehicles or related equipment, computer equipment or related hardware or software or other personal property providing, individually, for rental payments in excess of $25,000 per annum (collectively, the "Leases");

          (v)  agreements relating to any sale lease-back transactions;

          (w)  service contracts or arrangements;

          (x)  industrial revenue bond agreements or arrangements;

          (y) agreements or arrangements with current or former stockholders, directors, officers, employees or Affiliates (or any stockholders, directors, officers or employees of any such Affiliate) other than employment agreements;

          (z)  installment sales agreements;

          (aa)  confidentiality or secrecy agreements or arrangements;

          (bb)  joint venture or partnership agreements or arrangements;

          (cc)  gas and electric power supply contracts or arrangements;

          (dd)  escrow agreements or arrangements;

          (ee)  government contracts or arrangements;

          (ff)  license or royalty agreements or arrangements;

          (gg) contracts relating to construction-in-progress of capital assets in excess of $25,000 each;

          (hh)  powers of attorney for any purpose whatsoever;

          (ii) agreements which in any manner limit or restrict such Company from competing in any line of business or carrying on or expanding the nature or geographical scope of its business anywhere in the world;

          (jj) options, contracts or understandings relating to the purchase of any of such Company's assets, properties or rights;

          (kk) agreements under which price discounts have been granted to customers other than in the ordinary course of business;

          (ll) contracts or pledges for contributions (charitable or otherwise);

          (mm) loan or financing agreements, trust agreements, promissory notes, bonds, indentures, mortgages, security agreements, guarantees and other agreements, commitments or instruments of such Company (or binding upon or relating to such Company) evidencing, creating or relating to the borrowing or lending of money, the guaranty of obligations for borrowed money or otherwise or any other indebtedness (other than trade payables incurred in the ordinary course of business);

          (nn) obligations of such Company or any other Person secured by any Lien on any property or asset owned or held by such Company;

          (oo) instruments or agreements applicable to or binding upon such Company containing any restriction on such Company's ability to (i) incur debt,
(ii) incur obligations secured by Liens on the properties or assets of such Company, or (iii) guaranty the indebtedness or obligations of another Person;

          (pp) all direct or indirect loans, advances or capital contributions by such Company (or on behalf of such Company) to any Person, including, without limitation, all indebtedness of and accounts receivable from such Person which did not arise from sales in the ordinary course of business;

          (qq)  tax sharing agreements; and

          (rr) other contracts or commitments which (i) involve, individually, the future payment or receipt by such Company (or by any Affiliate thereof with respect to such Company) of more than $25,000, (ii) are not due to expire by the Closing Date, (iii) were not entered into in the ordinary course of business, or
(iv) are material, individually, to the Condition of such Company.

Except as described in detail, by Company, on SCHEDULE 4.12 hereto, none of AGI, the Seller, NDI or Neyco is a party to, nor are any of them or any of their respective assets or properties bound by, any Contract that, to the knowledge of each of AGI, the Seller, NDI and Neyco, will result in any loss upon the performance thereof (including any material liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential, or down-time charges) that would have a Material Adverse Effect on either of the Companies. Each of the Contracts is valid and in full force and effect and has been entered into in the ordinary course of business and none of them is in default in any material respect. AGI has delivered to the Purchaser true and complete copies of each of the written Contracts listed on SCHEDULE 4.12 hereto and true written summary descriptions of each of the oral Contracts listed thereon. Each Company enjoys peaceful and undisturbed possession under each of the Leases to which it is a party or by which it or any of its properties or assets may be bound.

          4.13.  NO DEFAULT.  Except as described in detail, by Company, on
                 ----------
SCHEDULE 4.13 hereto, each of the Companies has in all material respects performed, or is now performing, its obligations under, and is not in default (and would not by the lapse of time or the giving of notice or both be in default) under, or in breach or violation of, nor has it, AGI, the Seller or NDI received notice of any asserted claim of default by it under, or a breach or violation by it of, any note, debt instrument, security agreement, option to purchase, lease, deed of trust or mortgage, or any other Contract or Lease binding upon it or any of its assets or properties which failure of performance, default, breach or violation, individually or in the aggregate, would have a Material Adverse Effect on such Company. Except as described in detail by Company on SCHEDULE 4.13 hereto, to the knowledge of each of AGI, the Seller, NDI and Neyco, no party with which either of the Companies has a Contract that is of material importance to the Condition of such Company is in material default (or would by the lapse of time or the giving of notice or both be in material default) thereunder or has breached or indicated any intention to breach any terms or provisions thereof, and none of AGI, the Seller, NDI or Neyco has received notice of any asserted claim of default by any party other than a Company under, or a breach or violation by any such other party of, any Contract.

          4.14.  PATENTS, TRADEMARKS AND
                 OTHER PROPRIETARY RIGHTS.
                 ------------------------

          (a) SCHEDULE 4.14(A) hereto sets forth, by Company, a true and complete list and description of all of the registered trademarks, applications for trademark registrations, amendments of trademark registrations, applications for amendments of trademark registrations, patent registrations, applications for patent registrations, amendments or continuations of patent registrations and applications for amendments or continuations of patent registrations (i) owned by a Company or (ii) used in connection with or relating to the Business (collectively, the "Patents and Trademarks"). Each of the registrations relating to the Patents and Trademarks is valid and in full force and effect and no Liens exist on any of the Patents and Trademarks. One of the Companies (as indicated on SCHEDULE 4.14(A) hereto) is the sole owner of, and has the exclusive right to use, each of the Patents and Trademarks. The Companies have used the Patents and Trademarks in the territories and for the periods listed on SCHEDULE 4.14(A) hereto. To the knowledge of each of AGI, the Seller, NDI and Neyco, (A) none of the Patents and Trademarks conflicts with or infringes upon any rights of any other Person and (B) there are no facts or alleged facts which could reasonably serve as a basis for any claim that one or both of the Companies do not have the unrestricted and exclusive right to use the Patents and Trademarks, free and clear of any and all Liens whatsoever and any rights or claims of others. Except as described in detail, by Company, on SCHEDULE 4.14(A) hereto, none of AGI, the Seller, NDI, Neyco or any of their respective Affiliates has licensed or otherwise Transferred to any other Person any of the Patents and Trademarks or any of the rights thereto. There is no actual or, to the knowledge of each of AGI, the Seller, NDI and Neyco, threatened, infringement by any other Person of any of the Patents and Trademarks or any of the rights thereto. AGI, the Seller, NDI and Neyco have taken all actions necessary or advisable to maintain in full force and effect all registrations of the Patents and Trademarks. There is no Action pending or, to the knowledge of each of AGI, the Seller, NDI and Neyco, threatened, against AGI, the Seller, NDI or Neyco alleging that any of the Patents and Trademarks is infringing upon the trademarks, trademark applications, patents, patent applications or other Proprietary Rights of any other Person.

          (b) With respect to all material Proprietary Rights used in connection with or relating to the Business other than the Patents and Trademarks, (i) at least five business days before the Closing Date, the Seller will deliver to the Purchaser SCHEDULE 4.14(B) setting forth, by Company, a true and complete list and description of all material Proprietary Rights owned, possessed or used by the Companies, and the same (including such Company's rights therein), together with the Patents and Trademarks, and the Excluded Proprietary Rights to be licensed to Acquisition Sub under the Cross-License Agreement, are sufficient to conduct the Business as it has been and is now being conducted; (ii) except for the Excluded Proprietary Rights and those set forth on SCHEDULE 4.14(A) hereto, or to be set forth on SCHEDULE 4.14(B) hereto, no Proprietary Rights are necessary or material to the conduct of the Business;
(iii) to the knowledge of each of AGI, the Seller, NDI and Neyco, the operations of the Business do not conflict with or infringe upon any Proprietary Rights owned, possessed or used by any third party; (iv) none of AGI, the Seller, NDI or Neyco has received any notice (written or oral) that the operation of the Business conflicts with or infringes upon any such Proprietary Rights of any third party; (v) there are no Actions pending or, to the knowledge of each of AGI, the Seller, NDI and Neyco, threatened, against AGI, the Seller, NDI or Neyco; and (vi) to the knowledge of each of AGI, the Seller, NDI and Neyco, there are no facts or alleged facts which could reasonably serve as a basis of any claim that the Companies do not have the unrestricted right to use, free of any rights or claims of others, all such Proprietary Rights in the development, manufacture, production, processing, assemblage, use, marketing, sale or other disposition of any or all products, goods, properties or services presently being, or contemplated to be, used, furnished or sold in the Business.

          (c) AGI or the Seller has fully disclosed, or prior to the Closing will fully disclose, to the Purchaser, all material Proprietary Information, including, without limitation, all alloy recipes, known to AGI, the Seller or Neyco and presently used by the Companies.

          4.15.  ACTIONS.  With respect to each of the Companies, SCHEDULE 4.15
                 -------
hereto sets forth, by Company, a true and complete list and detailed description of all material Actions (including, without limitation, all Actions for personal injury, employment discrimination, products liability or breach of warranty arising from products or goods developed, manufactured, produced, pro cessed, assembled, sold, leased, marketed, distributed, supplied or shipped by such Company) (a) involving or relating to such Company or any of its assets, properties or rights since February 28, 1995 or (b) pending, or, to the knowledge of each of

AGI, the Seller, NDI and Neyco, threatened, against such Company in any court or by any other Governmental Authority. There is no Action pending, or, to the knowledge of each of AGI, the Seller, NDI and Neyco, threatened, against either of the Companies or any of their respective assets, properties or rights before any court, arbitrator or other Governmental Authority which (i) questions or challenges the validity of this Agreement or any action taken or proposed to be taken by AGI, the Seller, NDI or Neyco pursuant hereto or in connection with the transactions contemplated hereby or (ii) could, if adversely determined, have a Material Adverse Effect on either of the Companies, the Acquired Shares, the Transferred Assets or the transactions contemplated hereby.

          4.16.  COMPLIANCE WITH LAWS AND ORDERS.  With respect to each of the
                 -------------------------------
Companies, except as described in detail, by Company, on SCHEDULE 4.16 hereto,
(a) since February 27, 1991 such Company has complied in all respects with, and its operations have been conducted in all respects in accordance with, all Laws applicable thereto or to the conduct of its business (including, without limitation, OSHA), where the failure to so comply would have a Material Adverse Effect on such Company, (b) since February 27, 1991 such Company has not been charged with, or, to the knowledge of each of AGI, the Seller, NDI and Neyco, threatened with any charge concerning or under any investigation with respect to, any violation of any provision of any Law (including, without limitation, OSHA), where such violation would have a Material Adverse Effect on such Company, and (c) such Company is not in violation of or in default under, and no event has occurred which, with the lapse of time or the giving of notice or both, could result in the violation of or default under, the terms of any judgment, decree, order, injunction or writ of any court or other Governmental Authority. AGI has delivered to the Purchaser the most recent inspection report or reports relating to compliance with OSHA rules and regulations by the Companies.

          4.17.  TAXES.
                 -----

          (a) To the knowledge of AGI, the Seller, NDI and Neyco, they have filed all Tax Returns that they were required to file by applicable Law. To the knowledge of each of AGI, the Seller, NDI and Neyco, all such Tax Returns were correct and complete in all material respects when filed. All Taxes owed by either of the Companies (whether or not shown on any Tax Return) for periods through the Closing Date have been or will be paid. Except as disclosed in detail, by Company, on SCHEDULE 4.17 hereto, neither of the Companies is currently the beneficiary of any extension of time within which to file any Tax Return.

Except as disclosed in detail, by Company, on SCHEDULE 4.17 hereto, no claim has ever been made by any Governmental Authority in any jurisdiction in which any Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. To the knowledge of AGI, the Seller, NDI and Neyco, there are no Liens on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

          On or before the Closing Date, AGI will deliver to the Purchaser true and complete copies of pro forma tax returns of Neyco for the year ended February 28, 1995 and for the period ending on the Closing Date (collectively, the "Pro Forma Tax Returns"). The Taxes with respect to the periods covered by the Pro Forma Tax Returns shall not exceed the Liabilities for Taxes stated on the Closing Date Statement of Net Assets.

          (b) To the knowledge of each of AGI, the Seller, NDI and Neyco, each of the Companies has withheld all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (c) Each of the Companies has paid or will pay all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or third party up through the Closing.

          (d) None of AGI, the Seller, NDI or Neyco (or any of their respective Representatives responsible for tax matters) has knowledge that or expects that any Governmental Authority will assess or is considering the assessment of any additional Taxes for any period. There is no dispute or claim concerning any Tax Liability of any Company either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which AGI, the Seller, NDI, Neyco or any of their respective Representatives has knowledge based upon any communications with any agent of such Governmental Authority.

          (e) SCHEDULE 4.17 hereto sets forth a true and complete list and description, by Company, of (i) all federal, state, local and foreign income Tax Returns filed by, on behalf of or with respect to any of the Companies for taxable periods ended on or after February 28, 1992, (ii) all such Tax Returns that have been audited and (iii) all such Tax Returns that currently are the subject of audit. AGI has delivered to the Purchaser true and complete copies of all federal and Swiss income Tax Returns, examination reports and statements of deficiencies filed by, issued to, assessed against or agreed to by Neyco since March 1, 1992.

          (f) Except as disclosed in detail, by Company, on SCHEDULE 4.17 hereto, none of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (g) None of the Companies has filed a consent under Code Sec. 341(f) concerning collapsible corporations. None of the Companies has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. None of the Companies has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Each of the Companies has declared on its federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. Except as described in detail, by Company, on SCHEDULE 4.17 hereto, (i) none of the Companies is a party to any Tax allocation or Tax sharing agreement and (ii) neither AGI nor any of its subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is AGI.

          (h) SCHEDULE 4.17 sets forth, with respect to Neyco, as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing), giving effect to the consummation of the transactions contemplated hereby: (i) the tax basis of Neyco in its assets; (ii) the amount of any net operating loss carryforwards, net capital loss, unused investment or other credit, unused foreign Tax, or excess charitable contribution allocable to Neyco. As of the Closing, there shall be no deferred gain or loss allocable to any Company arising out of any Deferred Intercompany Transaction (as defined in Treas. Reg. (S) 1.1502-13).

          (i) Each Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which any of the Companies was a member of the group, including, without limitation, all of AGI's consolidated federal income Tax Returns required to be filed prior to the Closing. All such Tax Returns were true and complete in all material respects. All income Taxes owed by any Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which any of the Companies was a member of the group.

          (j) None of AGI, the Seller, NDI, Neyco or any of their respective directors, officers or employees responsible for Tax matters has knowledge that or expects that any Governmental Authority will assess or is considering the assessment of any additional income Taxes against any Affiliated Group for any taxable period during which any of the Companies was a member of the group. Except as disclosed in detail, by Company, on SCHEDULE 4.17 hereto, there is no dispute or claim concerning any income Tax Liability of any Affiliated Group for any taxable period during which any of the Companies was a member of the group either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any of AGI, the Seller, NDI, Neyco or any of their respective directors, officers or employees responsible for Tax matters has knowledge based upon any communications with any agent of such Governmental Authority. Except as described in detail on SCHEDULE 4.17 hereto, no Affiliated Group has waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which any of the Companies was a member of the group.

          (k) None of the Companies has any liability for the Taxes of any Person (other than the Companies) (i) except as described in detail, by Company, on SCHEDULE 4.17 hereto, under Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

          (l) The Seller has paid, or will pay, all transfer and other Taxes assessed or to be assessed by the State of California or any other Governmental Authority arising out of or relating to transfer of the Transferred Assets.

          4.18.  TITLE TO PROPERTY.  Except as described in detail, by Company,
                 -----------------
on SCHEDULE 4.18 hereto, each of the Companies has good and marketable title to or a valid leasehold or licensed interest in all of its properties and assets (real, personal, mixed, tangible and intangible), free and clear of all Liens other than Permitted Liens. All material properties and assets (real, personal, mixed, tangible or intangible) used or required in the conduct of the Business are included in the Transferred Assets or will be licensed under the Cross-License Agreement. Upon delivery of the instruments of transfer described in
Section 3.2 hereof to the Purchaser or Acquisition Sub at the Closing, all of AGI's, the Seller's and NDI's right, title and interest in and to the Transferred Assets shall have been Transferred to the Purchaser or Acquisition Sub, free and clear of any Liens other than Permitted Liens.

          4.19.  INSURANCE.  With respect to each of the Companies:
                 ---------

          (a) SCHEDULE 4.19 hereto sets forth, by Company, a true and complete list and detailed description (including policy limits and premiums) of all casualty, property damage, personal injury, general liability, products liability, fire, pollution, title, key man, workers' compensation, officers' and directors' liability and other policies and programs of insurance (including self-insurance) owned or held by the Companies or under which they or their respective properties or assets are covered, true and complete copies of which AGI has delivered to the Purchaser.

          (b) Each such insurance policy or program is in full force and effect and will remain in full force and effect through the Closing Date and is not about to be terminated or cancelled by the applicable insurer.

          (c) The liability insurance coverage in effect for the Companies on the date hereof is, and on the Closing Date will be, equal to or greater than the coverage in effect during the five-year period immediately preceding the date hereof.

          (d) Each of the Companies' tangible real and personal property and assets, whether owned or leased, are insured against such risks and in such amounts as are customarily carried by comparable businesses.

          4.20.  APPROVALS.  To the knowledge of each of AGI, the Seller, NDI
                 ---------
and Neyco, except as set forth on SCHEDULE 4.20 hereto, except for those required by the Laws of any country other than the United States and Switzerland and except for those which have been or at or prior to the Closing will be made, obtained or given, neither any declaration, filing or registration with, notice to, nor Approval of, any Governmental Authority or other Person is required to be made, obtained or given by or with respect to AGI, the Seller, NDI or Neyco in connection with the execution, delivery or performance by them of this Agreement or the consummation of the transactions contemplated hereby. Each of the Companies has all Approvals required for the operation of the Business and the use and ownership or leasing of its properties and assets as currently operated, used, owned or leased, except where the loss, expiration or failure to obtain any such Approval would not have a Material Adverse Effect on such Company. All of such Approvals are valid, in full force and effect and in good standing, except to the extent that any lack of such force and effect does not and will not, in the aggregate, have a Material Adverse Effect on either of the Companies. There is no proceeding pending or, to the knowledge of each of AGI, the Seller, NDI and Neyco, threatened, that disputes the validity of any such Approval or that may result in the revocation, cancellation or suspension, or any adverse modification of, any such Approval. AGI has previously delivered to the Purchaser, or will deliver to the Purchaser prior to the Closing, true and complete copies of all such Approvals.

          4.21.  EMPLOYEE BENEFIT PLANS.
                 ----------------------

          (a) SCHEDULE 4.21 hereto contains a true and complete list by Company, of, and AGI has delivered to the Purchaser true and complete copies of, each pension, retirement, profit-sharing, stock purchase, stock option, vacation, severance, termination, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understand ing, or medical, vision, dental or other health plan, or life insurance or disability plan, retiree medical or life insurance plan or any other employee benefit plans, including, without limitation, any "employee benefit plan" (as defined in Section 3(3) of ERISA), (i) to which one or both of the Companies contribute or are parties or under which either of them may have liability and (ii) under which employees or former employees of either of the Companies (or their beneficiaries) are currently eligible to participate or derive a benefit. Each "employee benefit plan" which is a "group health plan" (as defined in Sec tion 5000(b)(1) of the Code) satisfies the applicable requirements of Section 4980B of the Code in all material respects. Except as described in detail, by Company, on SCHEDULE 4.21 hereto, and except for accelerated vesting or changes required by Law, neither of the Companies has any formal plan or commitment, whether legally binding or not, to create any additional plan, practice or agreement or modify or change any existing plan, practice or agreement that would materially affect any of the employees or terminated employees of either of the Companies.

          (b) Except as described in detail, by Company, on SCHEDULE 4.21 hereto, neither of the Companies sponsors, maintains or contributes to any "employee benefit plans" which are subject to Title I of ERISA (the "ERISA Plans") for employees or former employees of either of the Companies. Each "pension plan" (within the meaning of Section 3(2) of ERISA) (a "Pension Plan") is described in detail, by Company, on SCHEDULE 4.21 hereto. With respect to each of the Companies, the following representations are made with respect to the ERISA Plans or the Pension Plans:

          (i) neither of the Companies contributes to or has any obligation to contribute to, has at any time contributed to or had an obligation to contribute to, sponsors or maintains or at any time has sponsored or maintained, a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) and neither of the Companies has incurred any withdrawal liability, or suffered a "complete withdrawal" or a "partial withdrawal" with respect to a "multiemployer plan," including any liability attributable to a current or former member of the Companies' "controlled group" within the meaning of Sections 414(b), (c), (m) or (o) of the Code;

         (ii) each Pension Plan described on SCHEDULE 4.21 hereto is a plan which meets the qualification requirements of Section 401 of the Code. Except as described in detail, by Company, on SCHEDULE 4.21 hereto, each Pension Plan and the trust relating thereto has either received a favorable determination or has timely applied to receive a favorable determination as to its qualified status under the Code from the IRS, and with respect to any such determination that has been received, the IRS has taken no action to revoke such determination or qualification and, to the knowledge of AGI, the Seller, NDI and Neyco, nothing has occurred which would affect such qualified status;

        (iii) each of the Companies has complied in all material respects with ERISA and, where applicable, the Code, with respect to the ERISA Plans;

         (iv) there are no Actions (other than routine claims for benefits) pending or, to the knowledge of each of AGI, the Seller, NDI and Neyco, threatened, against any ERISA Plan or against the assets funding any ERISA Plan;

          (v) full payment has been made, in accordance with Sections 404(a)(6) and 412 of the Code, of all amounts which AGI, the Seller, NDI or Neyco are required to pay under the terms of the Pension Plans as contributions thereto for any plan year (including, without limitation, the most recently completed plan year) thereof ended prior to the date of this Agreement, and neither the Pension Plans nor the trusts established thereunder have incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent plan year of the Pension Plans ended prior to the date of this Agreement;

         (vi) each of the Companies maintains adequate accruals on its books to reflect accrued contributions to each of the ERISA Plans for the current year;

        (vii) with respect to Pension Plans subject to Title IV of ERISA, except as caused by the transactions contemplated by this Agreement, no reportable event (as defined in Section 4043(b) of ERISA) has occurred or is anticipated to occur which could subject the Purchaser or Acquisition Sub, either directly or indirectly, to any material Liability

       (viii) other than applications for determination, no Action is pending with respect to the Pension Plans before the IRS, the Department of Labor, the PBGC or any other federal, state or local Governmental Authority;

         (ix) neither of the Companies is subject to any material outstanding Liability under Title IV of ERISA, other than liability for premiums due to the PBGC which has been satisfied in full, and none of AGI, the Seller, NDI or Neyco has any knowledge of facts or circumstances which might give rise to any Liability of AGI, the Seller, NDI or Neyco under Title IV of ERISA which could reasonably be anticipated to result in any claims being made against the Purchaser or Acquisition Sub by the PBGC, including any Liability attributable to a current or former member of AGI's, the Seller's, NDI's or Neyco's "controlled group" within the meaning of Sections 414(b), (c), (m) or (o) of the Code;

          (x) the PBGC has not instituted any proceedings to terminate any of the Pension Plans; and

         (xi) each ERISA Plan which is a welfare plan (as defined in Section 3(1) of ERISA) provides no benefit to retirees and is an insured plan with no retroactively rated adjustments.

          (c) Except as described in detail, by Company (and by employee, where necessary), on SCHEDULE 4.21 hereto, neither of the Companies is party to or sponsors any plan or agreement providing by its terms for payments or acceleration of benefits, including, but not limited to, the acceleration of vesting of options, upon the occurrence of a sale or other change of control of Neyco or the sale of the Division.

          (d) None of AGI, the Seller, NDI or Neyco has made any representation to any employee of either Company regarding the employment of such employee by either Company after the Closing Date.

          4.22.  REAL PROPERTY.
                 -------------

          (a) SCHEDULES 4.22(A) and 4.22(B) hereto contain true and complete lists and descriptions of all of the Owned Real Property and Leased Real Property, respectively.

          (b) The Real Property includes all land, buildings, structures and other improvements used by the Companies in the conduct of the Business as it is currently being conducted.

          (c) Neither AGI, the Seller, NDI nor Neyco owns, holds or is obligated under or a party to any option, right of first refusal or other contractual right to acquire or sell any of the Real Property or any interest therein.

          (d) There are no encroachments or other facts or conditions affecting any parcel of the Real Property that would be revealed by an accurate survey or physical inspection thereof that would (i) interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied and operated or (ii) materially reduce the fair market value thereof below the fair market value such parcel would have had but for such encroachment or other fact or condition. No portion of the Real Property encroaches upon any property belonging to any other Person.

          (e) With respect to the Owned Real Property, none of AGI, the Seller, NDI or Neyco has received any notice of, nor has there occurred, (i) any pending or threatened condemnation proceedings, (ii) any pending or threatened Actions,
(iii) any material Liens, or (iv) any other matter materially and adversely affecting the value thereof.

          (f) No portion of the Real Property is located in a special flood hazard area designated by any Governmental Authority.

          (g) AGI, the Seller, NDI or Neyco has paid all taxes, assessments, charges, fees, levies and impositions that have become due with respect to the Real Property. Each of the parcels of Owned Real Property is assessed for real estate tax purposes as a wholly independent tax lot, separate from any adjoining land or improvements not owned by a Company and constituting a part of such parcel. There are no proceedings pending or, to the knowledge of each of AGI, the Seller, NDI and Neyco, threatened, seeking reductions in real estate taxes imposed upon any parcel of Owned Real Property or its assessed valuation. None of AGI, the Seller, NDI or Neyco knows of any actual or pending imposition of any assessments or public betterments and, to the knowledge of each of AGI, the Seller, NDI and Neyco, no improvements have been constructed or planned which would be paid for by means of assessments upon the Real Property.

          4.23.  CERTAIN INTERESTS; INTER-COMPANY TRANSACTIONS.
                 ---------------------------------------------

          (a)  With respect to each of the Companies, except as set forth on
SCHEDULE 4.23(A) hereto, since February 27, 1991, no officer, director or stockholder of such Company, or officer, director or stockholder of any stockholder of such Company, has, except in the ordinary course of business in accordance with past practice, (i) acquired any interest in any property of such Company (except as a stockholder of such Company) or (ii) entered into any business relationship with such Company (except as an officer, director or stockholder thereof), in the case of either clauses (i) or (ii) above of a nature which would be required to be disclosed in a proxy statement relating to the election of directors filed under the Securities Exchange Act of 1934, as amended.

          (b) With respect to each of the Companies, SCHEDULE 4.23(B) hereto sets forth, by Company, a true and complete list and detailed description of all written and material unwritten agreements, commitments, obligations and understandings to which such Company is or has been subject which provide for or reflect the sale by such Company to, or the purchase by such Company from, any Affiliate thereof of any products, goods, supplies, raw materials, machinery, equipment or services which have occurred since February 28, 1995 (indicating in each case whether they will survive the Closing). Except as described in detail, by Company, on SCHEDULE 4.23(B) hereto, the termination of any such agreement, commitment, obligation or understanding would not have a Material Adverse Effect on such Company.

          4.24.  CERTAIN OBLIGATIONS OF EMPLOYEES.  With respect to each of the
                 --------------------------------
Companies, except as described in detail, by Company, on SCHEDULE 4.24 hereto, to the knowledge of each of AGI, the Seller, NDI and Neyco, no employee of such Company is, or is expected to be, in violation of any term of any employment contract, confidentiality or disclosure agreement, noncompetition agreement, or any other contract or agreement or any restrictive covenant or any other common law obligation to a former employer relating to (a) the right of any such employee to be employed by such Company because of the nature of the business conducted by such Company or (b) the use of trade secrets or proprietary information of others, and the employment by such Company of its employees does not subject such Company to any such liability.

          4.25.  ENVIRONMENTAL MATTERS.
                 ---------------------

          (a) To the knowledge of each of AGI, the Seller, NDI and Neyco, on the date hereof the operations of each of the

Companies comply, on the Closing Date will comply, and, except as described in detail, by Company, on SCHEDULE 4.25(A) hereto, have always complied, with all Environmental Laws applicable to, and all Approvals relating to the Environment issued with respect to, the ownership or operation of the business, or any real property, assets, equipment or facilities relating to or used in connection with the Business where the failure to so comply would have a Material Adverse Effect on such Company. Except as described in detail, by Company, on SCHEDULE 4.25(A) hereto, since February 27, 1991 neither of the Companies has been charged with, or to the knowledge of each of AGI, the Seller, NDI and Neyco, threatened with any charge concerning or under any investigation with respect to, any violation of any provision of any Environmental Law or Approval, and, to the knowledge of each of AGI, the Seller, NDI and Neyco, prior to February 27, 1991 neither of the Companies was ever charged with, or threatened with any charge concerning or under any investigation with respect to, any violation of any provision of any Environmental Law or Approval. To the knowledge of each of AGI, the Seller, NDI and Neyco, each of the Companies has obtained all environmental, health and safety Approvals necessary for the construction and operation of the facilities owned, used or operated by it. The Approvals described in the immediately preceding sentence are listed on SCHEDULE 4.25(A) hereto. All such Approvals that have been obtained are and on the Closing Date will be in full force and effect and no Action to revoke any of them is pending. Each of the Companies is in compliance in all material respects with all terms and conditions of such Approvals. Except as described in detail, by Company, on SCHEDULE 4.25(A) hereto, to the knowledge of each of AGI, the Seller, NDI and Neyco, neither of the Companies, has ever received any notification relating to any violation of any Environmental Law or any Remedial Action with respect to, or the Release of a Hazardous Substance in a Reportable Quantity (which is not a federally permitted Release under CERCLA Section 101(10)) into the Environment in, on, about or under, any of the real property, assets, equipment or facilities owned, leased, used or operated by the Companies or any predecessor thereof. To the knowledge of each of AGI, the Seller, NDI and Neyco, except as described in detail, by Company, on SCHEDULE 4.25(A) hereto, there has never been in, on or under any of the real property, assets, equipment or facilities owned, leased, used or operated by the Companies or any predecessor thereof (i) any treatment, recycling, storage for more than 90 days or disposal of any Hazardous Waste,
(ii) any storage tank, pipeline, surface impoundment, lagoon, landfill or solid waste disposal area (past or present) for the temporary or permanent storage, treatment, conveyance or disposal of Hazardous Substances, including, without limitation, any Solid Waste Management Unit (as such term is defined in RCRA), (iii) any asbestos-containing material, as defined by The Toxic Substances Control Act ("AC Material"), (iv) any polychlorinated biphenyls
(PCBs) used in hydraulic oils, electrical transformers or other equipment, or
(v) any Release of a Hazardous Substance into the Environment in a Reportable Quantity (which is not a federally permitted Release under CERCLA Section 101(10)). Except as described in detail, by Company, on SCHEDULE 4.25(A) hereto, neither of the Companies is subject to any outstanding order, judgment, decree, injunction or writ of or agreement with any court or other Governmental Authority or other Person with respect to which it would be required to take any Remedial Action or incur any Environmental Liabilities and Costs with respect to any of the real property, assets, equipment or facilities owned, leased, used or operated by it or any predecessor thereof.

          (b)  To the knowledge of each of AGI, the Seller, NDI and Neyco,
SCHEDULE 4.25(B) hereto contains a true and complete list and detailed description, by Company, of (i) all sites or facilities, including, without limitation, Environmental Sites, at which Hazardous Substances or Hazardous Wastes generated by any Company or any predecessor thereof have ever been disposed of, treated, stored, placed, processed or Released and (ii) all sites or facilities, including, without limitation, Environmental Sites, where Hazardous Substances or Hazardous Wastes generated by any Company or any predecessor thereof have come to rest which are or have ever been included in any published federal, state or local "superfund" or other list of hazardous, toxic or nuclear waste sites. To the knowledge of each of AGI, the Seller, NDI and Neyco, except as described in detail, by Company, on SCHEDULE 4.25(B) hereto, neither of the Companies has any Liability of any kind or nature whatsoever relating to or arising from the disposal, transportation, processing, storage, treatment or Release of any Hazardous Substance or Hazardous Waste in, on or under (A) the Environment or (B) any real property, site or facility, including, without limitation, any Environmental Site.

          (c) Except as described in detail (including addresses and dates), by Company, on SCHEDULE 4.25(C) hereto, since February 27, 1991 neither of the Companies has owned, leased or operated, and, to the knowledge of each of AGI, the Seller, NDI and Neyco, prior to February 27, 1991 neither of the Companies ever owned, leased or operated, any real property, office, facility, building or site.

          4.26.  ACCOUNTS RECEIVABLE.  With respect to each of the Companies,
                 -------------------
all of such Company's accounts receivable (a) arose from bona-fide sales to third parties in the ordinary course of business, (b) constitute only legally enforceable obligations of third parties in connection with the sale of goods and/or services, (c) are, in the aggregate, collectible in the ordinary course of business, subject to the allowance for doubtful accounts set forth on the February 28, 1995 Statement of Net Assets, (d) represent the full invoice value of all accounts included therein, (e) are not subject to any defenses, counterclaims or set-offs and (f) have not been encumbered or sold. Promptly following the execution and delivery of this Agreement, AGI will deliver to the Purchaser true and complete detailed schedules, by customer, of the accounts receivable of the Companies as of June 30, 1995.

          4.27.  BANKS.  SCHEDULE 4.27 hereto contains a true and complete list,
                 -----
by Company, of every bank or other financial institution in which any Company has an account, lock box or safety deposit box, the corresponding account identification number, if any, and the names of every person authorized to draw on such accounts or have access to such boxes.

          4.28.  LABOR.  Except as described in detail, by Company, on SCHEDULE
                 -----
4.28 hereto, none of the employees of any Company is represented by a labor union and there is no strike, work stoppage, slowdown, request for union representation or material labor dispute, grievance or controversy pending or, to the knowledge of each of AGI, the Seller, NDI and Neyco, threatened, against or directly affecting any Company. Since February 28, 1995, neither of the Companies has encountered any labor union organizing activity, work stoppage, slowdown or lockout. There are no matters affecting any Company pending before the National Labor Relations Board or any similar state, local or foreign labor agency or Governmental Authority, nor is any Company engaged in any unfair labor practice. Each of the Companies is in compliance with all applicable Laws respecting employment and employment practices, except where the failure to so comply would not have a Material Adverse Effect on such Company. Each of the Companies enjoys good labor relations with its employees.

          4.29.  PROPERTY OF OTHERS.  With respect to each of the Companies, no
                 ------------------
material shortage exists in (a) any property, including, without limitation, any inventories of raw materials, work in process or finished goods, owned by customers or suppliers of such Company and stored upon such Company's premises or otherwise or (b) any other item of personal property owned by another Person for which such Company is accountable or responsible. Without limiting the foregoing, all items of personal property for which a Company is accountable under any co-packing or tolling agreement or arrangement, bailment agreement, consignment contract, loan program or otherwise are fully accounted for with no material shortages, are in workable, usable and saleable condition and have suffered no material damage or deterioration, normal wear and tear excepted.

          4.30.  CONDITION AND SUFFICIENCY OF ASSETS.  With respect to each of
                 -----------------------------------
the Companies, all machinery, equipment, vehicles, furniture, fixtures, plants, buildings, facilities and other tangible assets which are included in the Transferred Assets are, without material exception in any individual case, in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put by such Company in the ordinary course of its conduct of the Business in accordance with past practice, and none of AGI, the Seller, NDI or Neyco has received any notice that any of such assets or facilities is in need of substantial maintenance or repair. The Transferred Assets are sufficient and adequate to conduct the Business as it is now being conducted. There has not been a change in the amount, kind or type of any of the items of the Inventories since February 28, 1995, which could have a Material Adverse Effect on either Company.

          4.31.  CUSTOMERS AND SUPPLIERS.  With respect to each of the
                 -----------------------
Companies, SCHEDULE 4.31 hereto sets forth, by Company, a true and complete list of the names and addresses of the 10 largest suppliers from which such Company purchased supplies or services during the fiscal year ended February 28, 1995. At least five business days before the Closing Date, the Seller will deliver to the Purchaser a revised SCHEDULE 4.31 containing a true and complete list of the names and addresses of the 20 largest customers to which each Company sold products, goods or services during the fiscal year ended February 28, 1995.
None of AGI, the Seller, NDI or Neyco has any knowledge or basis for knowledge that any supplier or customer listed, or to be listed, on SCHEDULE 4.31 hereto expects to reduce its business with either of the Companies by reason of the transactions contemplated by this Agreement.

          4.32.  WARRANTIES. Except as described in detail, by Company, on
                 ----------
SCHEDULE 4.32 hereto, no warranties of any kind or nature whatsoever by any Company to any third party are, or on the Closing Date will be, in effect or binding on any Company or any of its assets or properties, except for warranties imposed by Law.

          4.33.  GOVERNMENT CONTRACTS.  Since February 27, 1991, neither of the
                 --------------------
Companies nor any of their respective distributors has been suspended or disbarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States government or any other Governmental Authority, nor, to the knowledge of each of AGI, the Seller, NDI and Neyco, has any such suspension or disbarment been threatened. Neither of the Companies nor, to the knowledge of each of AGI, the Seller, NDI and Neyco, any of their respective distributors has been or is now being audited or investigated by the United States Government Accounting Office (the "GAO"), the Defense Contract Audit Agency (the "DCAA"), the inspector general of any agency of the United States government, nor, to the knowledge of each of AGI, the Seller, NDI and Neyco, has any such audit or investigation been threatened. There is no valid basis for the suspension or debarment of either of the Companies or, to the knowledge of each of AGI, the Seller, NDI and Neyco, any of their respective distributors from bidding on contracts or subcontracts for any agency or instrumentality of the United States government and there is no valid basis for a claim pursuant to an audit or investigation by the GAO, the DCAA, the inspector general of any agency of the United States government or any prime contractor.

          4.34.  ABSENCE OF QUESTIONABLE PAYMENTS.  Neither of the Companies nor
                 --------------------------------
any of their respective directors, officers, agents or employees, nor, to the knowledge of AGI, the Seller, NDI or Neyco, any of their respective distributors or any other Person acting on behalf of either Company, has (a) used any Company's or, with the explicit or implicit approval of such Company, any of such director's, officer's, agent's, employee's, distributor's or other Person's, funds for contributions, payments, gifts or expenditures (including, without limitation, any relating to political activity made to government officials or others) that are unlawful under the Laws of the United States, any state or local jurisdiction thereof, or, to the knowledge of AGI, the Seller, NDI or Neyco, under the Laws of any foreign jurisdiction ("Unlawful Payments"), or (b) accepted or received any Unlawful Payment on behalf of or with the explicit or implicit approval of such Company.

          4.35.  FINDERS OR BROKERS.  Except for Volpe, Welty & Company and a
                 ------------------
director of AGI, whose fees shall be borne and paid entirely by AGI and/or the Seller, none of AGI, the Seller, NDI, Neyco, any of their respective Affiliates, or any of the Representatives of any of them, has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who is entitled to a fee or any commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

          4.36.  DISCLOSURE OF MATERIAL FACTS.  No represent ation, warranty or
                 ----------------------------
other statement made by AGI, the Seller, NDI or Neyco in this Agreement and any of the other Acquisition Documents (to which it is a party) contains or will contain an untrue statement of a fact or omits or will omit to state a fact necessary to make such representations, warranties and other statements not misleading, where such untrue statement or omission would have a Material Adverse Effect on either Company, the Purchaser, Acquisition Sub or the transactions contemplated by this Agreement.

          4.37.  PURCHASE FOR INVESTMENT.  The Seller is acquiring the
                 -----------------------
Purchaser's Shares for its own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. The Seller shall not Transfer the Purchaser's Shares except in compliance with the registration provisions of the Securities Act of 1933, as amended, or pursuant to an exemption therefrom.


                                   ARTICLE V
                                   ---------

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                -----------------------------------------------

          The Purchaser hereby represents and warrants to AGI, the Seller and NDI as follows:

          5.1.  ORGANIZATION AND GOOD STANDING.  The Purchaser has been duly
                ------------------------------
organized and is validly existing as a public limited company in good standing under the laws of Ireland and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted. The Purchaser is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which the nature of the property owned, leased or operated by it or the nature of the businesses conducted by it requires such qualification or license, except where its failure to be so qualified or licensed would not have a Material Adverse Effect on the Purchaser.

          5.2.  MEMORANDUM AND ARTICLES OF ASSOCIATION.  The copies of the
                --------------------------------------
Memorandum and Articles of Association of the Purchaser heretofore delivered by the Purchaser to AGI are true and complete copies of such instruments as amended to the date of this Agreement and are in full force and effect on the date hereof.

          5.3.  CAPITALIZATION, ETC.  The authorized share capital of the
                -------------------
Purchaser is IR(Pounds)500,000 divided into 5,000,000 Ordinary Shares of IR(Pounds)0.10 par value each, of which 2,650,000 Ordinary Shares are issued and outstanding on the date hereof.

All of the Purchaser's Shares have been duly authorized, at the Closing will be validly issued, upon Purchaser's receipt of the consideration provided for in
Article II hereof will be fully paid and nonassessable, and at the Closing will be offered, issued, sold and delivered by the Purchaser free of any preemptive rights (except as required by Irish Law and set forth on SCHEDULE 5.3 hereof) or rights of first refusal and in compliance with all applicable Irish, U.S. federal and state securities and other Laws. There are no outstanding preemptive (except as required by Irish Law and set forth on SCHEDULE 5.3 hereof), conversion or other rights, options, calls, warrants, subscriptions or other rights or agreements (other than this Agreement) granted or issued by or binding upon the Purchaser with respect to the issuance or sale of any shares of the Purchaser's capital stock, any securities convertible or exchangeable for shares of its capital stock, or any other securities of the Purchaser. No agreements or understandings to which the Purchaser is a party (other than this Agreement) exist with respect to the voting or sale of such capital stock or other securities.

          5.4.  PURCHASER'S SHARES.  The Purchaser's Shares to be issued to the
                ------------------
Seller represent authorized but unissued Ordinary Shares of the Purchaser. Upon the delivery of a certificate representing the Purchaser's Shares to the Seller at the Closing pursuant to this Agreement, the Purchaser's Shares shall have been Transferred to the Seller, free and clear of any Liens of any kind.

          5.5.  POWER AND AUTHORITY.  The Purchaser has all requisite corporate
                -------------------
power and authority to enter into and deliver this Agreement and each of the other Acquisition Documents to which it is a party, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Acquisition Documents to which it is a party by the Purchaser, the performance by it of its obligations hereunder and thereunder and the consummation of the transactions contem plated hereby and thereby have been duly and validly authorized by all corporate and other actions on the part of the Purchaser required by applicable Law, its Memorandum and Articles of Association, or otherwise. Each of this Agreement and the other Acquisition Documents to which it is a party constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (a) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          5.6.  NO VIOLATION.  Neither the execution and delivery by the
                ------------
Purchaser of this Agreement and each of the other Acquisition Documents to which it is a party, the performance by it of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby, will (a) contravene any provision of the Memorandum and Articles of Association of the Purchaser; (b) violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration (whether after the giving of notice or the lapse of time or both) of the maturity of any debt or obligation of the Purchaser under, require the consent of any other party to, constitute a breach of, create a loss of a material benefit under, or result in the creation or imposition of any Lien upon any of the properties or assets of the Purchaser under, any note, bond, license, mortgage, indenture, lease, contract, agreement, instrument or commitment to which it is a party or by which it or any of its assets or properties are bound, other than such violations, conflicts, defaults or breaches which (i) would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser or the transactions contemplated hereby or (ii) will be cured prior to the Closing Date (which cure will not have a Material Adverse Effect on the Purchaser) or waived by AGI, the Seller or NDI in writing prior to the Closing Date; (c) to the knowledge of the Purchaser, violate any Law or any judgment, decree, order, regulation or rule of any Governmental Authority to which it is subject or by which it or any of its assets or properties are bound, other than such violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser or the transactions contemplated hereby; or (d) result in the loss of any license, privilege or certificate benefiting it, other than such losses which would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser or the transactions contemplated hereby.

          5.7.  ACTIONS.  SCHEDULE 5.7 hereto sets forth a true and complete
                -------
list and detailed description of all material Actions involving the Purchaser (including, without limitation, all Actions for personal injury, employment discrimination, products liability or breach of warranty arising from products or goods developed, manufactured, produced, processed, assembled, sold, leased, marketed, distributed, supplied or shipped) (a) involving or relating to the Purchaser or any of its assets, properties or rights or (b) pending, or, to the knowledge of the Purchaser, threatened, against the Purchaser in any court or by any other Governmental Authority. There is no Action pending, or, to the knowledge of the Purchaser, threatened, against it or any of its assets, properties or rights before any court, arbitrator or other Governmental Authority which (i) questions or challenges the validity of this Agreement or any action taken or proposed to be taken by the Purchaser pursuant hereto or in connection with the transactions contemplated hereby or (ii) could, if adversely determined, have a Material Adverse Effect on the Purchaser, the Purchaser's Shares or the transactions contemplated hereby.

          5.8.  APPROVALS.  To the knowledge of the Purchaser, except as set
                ---------
forth on SCHEDULE 5.8 hereto, except for those required by the Laws of any country other than the United States and Switzerland and except for those which have been or at or prior to the Closing will be made, obtained or given, neither any declaration, filing or registration with, notice to, nor any Approval of, any Governmental Authority or other Person is required to be made, obtained or given by or with respect to the Purchaser in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby.

          5.9.  PURCHASE FOR INVESTMENT.  The Purchaser (or the Purchaser's
                -----------------------
Swiss Nominee) is acquiring the Neyco Shares for the Purchaser's account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. The Purchaser (and the Purchaser's Swiss Nominee) shall not Transfer the Neyco Shares except in compliance with the registration provisions of the Securities Act of 1933, as amended, or pursuant to an exemption therefrom.

          5.10.  FINDERS OR BROKERS.  Except for AP&R, whose fees shall be borne
                 ------------------
and paid entirely by the Purchaser, none of the Purchaser, any of its Affiliates, or any of the Representatives of any of them, has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who is entitled to a fee or any commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

          5.11.  DISCLOSURE OF MATERIAL FACTS.  No representa tion, warranty or
                 ----------------------------
other statement made by the Purchaser in this Agreement and any of the other Acquisition Documents to which it is a party contains or will contain an untrue statement of a fact or omits or will omit to state a fact necessary to make such representations, warranties and other statements not misleading, where such untrue statement or omission could have a Material Adverse Effect on AGI, the Seller, NDI, Neyco or the transactions contemplated by this Agreement.

                                  ARTICLE VI
                                  ----------

             CERTAIN OBLIGATIONS OF AGI, THE SELLER, NDI AND NEYCO PRIOR TO THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT
         -------------------------------------------------------------

          AGI, the Seller and NDI, jointly and severally, for and on their own behalf and for and on behalf of Neyco, hereby covenant that, except as otherwise consented to in writing by the Purchaser, from and after the date hereof until the Closing or the earlier termination of this Agreement:

          6.1.  CONDUCT OF BUSINESS.  AGI, the Seller and NDI shall cause each
                -------------------
of the Companies to carry on its business and operations only in the ordinary course and in the same manner as heretofore conducted, including, without limitation: (a) performing in all material respects all of its material obligations under all contracts and agreements to which it is a party or by which it or any of its assets or properties are bound; (b) using its reasonable efforts to maintain and preserve (i) its business organization intact, (ii) all of its properties, equipment and other assets in good repair, working order and condition (except for ordinary wear and tear), (iii) substan tially all of its present work force (including, without limitation, all those key employees who have been and through the Closing Date will be responsible for operating, administering and managing such Company), (iv) all of its Approvals in good standing and (v) its present relationships with, and the goodwill of, its agents, licensees, suppliers, customers and others with which it has business relations; and (c) keeping in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it. AGI, the Seller and NDI shall, and shall cause Neyco to, consult with the Purchaser from time to time, upon the reasonable request of the Purchaser, with respect to the conduct of the Business.

          6.2.  RESTRICTED ACTIVITIES AND TRANSACTIONS.  Without the prior
                --------------------------------------
written consent of the Purchaser, AGI, the Seller and NDI shall not, and shall cause Neyco not to, engage in any one or more of the following activities or transactions with respect to the Companies, except in connection with the declaration and payment of a cash dividend from Neyco to Seller: (a) issue, sell, deliver or agree to issue, sell or deliver any stock, bonds or other corporate securities, including any shares of which a Company is the issuer (whether authorized and unissued or held in treasury), or grant or issue or agree to grant or issue any options, warrants or other rights calling for the issuance thereof; (b) make any declaration, payment or setting aside for payment of any dividend (whether in cash, securities or other property, except any intercompany receivables) in respect of the capital stock of the Companies other than the payment of a cash dividend from Neyco to Seller; (c) borrow or agree to borrow any funds or voluntarily incur or assume, whether directly or by way of guarantee or otherwise, any obligation or liability, except obligations and liabilities for other than borrowed money which are incurred in the ordinary course of business in accordance with past practice; (d) directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Companies, whether now owned or hereafter acquired, or any income or profits therefrom; (e) Transfer, or agree to Transfer, any part of a Company's assets, properties or rights, or cancel or prepay, or agree to cancel or prepay, any debts or claims, other than in the ordinary course of the conduct of the Business in accordance with past practice; (f) enter, or agree to enter, into any agreement or arrangement granting any preferential rights to purchase any of a Company's assets, properties or rights or requiring the consent of any party to the transfer or assignment of any such assets, properties or rights; (g) except with respect to the Old Bloomfield Lease, which AGI and the Seller shall terminate prior to the Closing, make or permit to be made any amendment to or termination of any Contract or Approval other than in the ordinary course of the conduct of the Business in accordance with past practice; (h) make any change in any profit-sharing, pension, retirement, long-term disability, hospitalization, insurance or other employee benefit plan, payment or arrangement, except as required by Law or Article XII hereof; (i) enter into any collective bargaining agreement; (j) merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire control of, any Person; (k) make any alteration in the manner of keeping a Company's books, accounts or records or in the accounting practices therein reflected; (l) make any capital expenditure in excess of $25,000 in the aggregate or any commitment with respect thereto, except as disclosed to the Purchaser in writing prior to the date hereof; (m) enter into any other Contract except (i) in the ordinary course of the conduct of the Business in accordance with past practice, but only if each such new Contract does not bind a Company for a period longer than 60 days and is not in excess of $25,000 and (ii) sales orders not at a discount; (n) enter into any compromise or settlement of any Action relating to a Company or its properties, assets or business; (o) write off as uncollectible any notes or accounts receivable, except in the ordinary course of the conduct of the Business in accordance with past practice; (p) loan or advance, or agree to loan or advance, any amount to any Person; (q) forgive or agree to forgive any obligation owing to a Company by any Person; (r) make any change in or amendment to the certificate of incorporation or by-laws (or comparable organizational or governing instruments) of a

Company; (s) acquire (except in the ordinary course of the conduct of the Business consistent with past practice), lease, manufacture, produce or store any items or quantities of machinery, equipment or vehicles or packaging, raw materials or finished product inventories that are different in kind or type, or different in any material respect (individually and in the aggregate) in amount, from those used or sold by the Companies on February 28, 1995; (t) do or permit to occur any of the things referred to in Section 4.10 hereof; or (u) otherwise take any other action or permit any other event to occur which would result in a breach of any of the representations or warranties set forth in Article IV hereof. Notwithstanding any of the other terms or provisions of this Section 6.2 to the contrary, all inter-company payables and receivables between any Company, on the one hand, and AGI, the Seller, NDI or any of their respective Affiliates (excluding the Companies), on the other hand, shall be fully terminated, released and satisfied prior to the Closing, except for any inter-company agreements or arrangements which the Purchaser and AGI shall have mutually agreed shall be maintained in full force and effect following the Closing as set forth on SCHEDULE 6.2 hereof.

          6.3.  COOPERATION.  Each of AGI, the Seller, NDI and Neyco shall use
                -----------
reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms and conditions hereof. Without limiting the generality of the foregoing, each of AGI, the Seller and NDI shall, and shall cause Neyco to, (a) obtain all Approvals of, make all filings with and give all notices to, all such Governmental Authorities and other Persons as may be necessary or reasonably requested by the Purchaser in order to consummate the transactions contemplated by this Agreement and (b) give prompt notice to the Purchaser of (i) any notice of, or other communication relating to, any default, or any event which, with the giving of notice or the lapse of time or both, would become a default, under, any material Contract to which a Company is a party or by which it or its assets or properties are bound and (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the execution and delivery of this Agreement or the transactions contemplated hereby.

          6.4.  NO NEGOTIATIONS.  None of AGI, the Seller, NDI, Neyco or any of
                ---------------
their respective Affiliates, or any of the Representatives of any of them, shall, directly or indirectly, in any way contact, initiate, enter into or conduct any discussions or negotiations, or enter into any agreements, whether written or oral, with any Person with respect to the sale of all or any por tion of the Transferred Assets or the merger or consolidation of either of the Companies with any other Person. Each of AGI, the Seller and NDI shall, and shall cause Neyco to, immediately upon receipt thereof by any of them or any of their respective Affiliates or Representatives, notify the Purchaser of any offer by any Person to make any such purchase or enter into any such agreement.

          6.5.  ACCESS TO THE COMPANIES.  Each of AGI, the Seller and NDI hereby
                -----------------------
acknowledges that the Purchaser, its Affiliates, the Lenders and their respective Representatives (collectively, the "Purchaser Group") may continue their due diligence investi gation of the business, operations and affairs of the Companies through and until the Closing. AGI, the Seller, NDI, Neyco and their respective Affiliates and Representatives shall cooperate fully with such investigation and, upon reasonable prior notice, shall afford the Purchaser Group full and free access, during normal business hours and at other reasonable times, to the books, records, personnel, properties, plants and other facili ties of the Companies in order that the Purchaser Group may have the opportunity to make such investigations thereof as it shall deem necessary or desirable. AGI, the Seller, NDI and Neyco shall furnish the Purchaser Group with such additional financial and operating data and other information relating to the business, operations or properties of the Companies as the Purchaser Group shall from time to time request, including, without limitation, any applications or statements to be made to any Governmental Authority in connection with the transactions contemplated by this Agreement. Further, each of AGI, the Seller and NDI shall, and shall cause Neyco to, assist the Purchaser Group in contacting and communicating with each Company's independent accountants, suppliers and customers and other Persons having dealings with such Company. None of the information furnished hereunder or obtained by the Purchaser Group during its due diligence investigation of the Companies shall in any way release AGI, the Seller or NDI from the respective representations and warranties made by them in this Agreement.

          6.6.  DISCLOSURE REGARDING AGI, THE SELLER AND NDI.  Each of AGI, the
                --------------------------------------------
Seller and NDI shall, upon reasonable request, provide the Purchaser with such information and documentation concerning AGI, the Seller and NDI as may be reasonably necessary for the Purchaser to verify performance of and compliance with the representations, warranties, covenants and conditions of AGI, the Seller, NDI and Neyco contained herein.

          6.7.  CONFIDENTIALITY.  Each of AGI, the Seller and NDI shall, and
                ---------------
shall cause each of its Affiliates (including, without limitation, Neyco) and the Representatives of each of them

(collectively, the "Seller Recipients") to, keep confidential, and not disclose to others, any Purchaser Proprietary Information used or usable by or relating to, and obtained from, the Purchaser, any of its Affiliates or any of the Representatives of any of them, to the extent that such Purchaser Proprietary Information is not or does not become readily available to the public or is not required to be disclosed by applicable Law or court order. In the event of the termination of this Agreement without a Closing, each of AGI, the Seller and NDI shall, and shall cause each of the other Seller Recipients to, not use or disclose to any other Person (except as required by applicable Law or court order) any such Purchaser Proprietary Information and promptly return to the Purchaser all, and not retain any (except for legal record purposes), such written Purchaser Proprietary Information, including, without limitation, all copies thereof.

          6.8.  EMPLOYMENT AGREEMENTS.  Prior to the Closing, the Purchaser,
                ---------------------
working in consultation with AGI, the Seller and NDI, intends to enter into negotiations with the following key employees of AGI, the Seller and NDI:
George Wolfe, Vern Goodwalt, Rich Roy, Chuck Yenkner, Alan Bednaz, Tom Cameron, Marisa Urbani, and Hugo Christinger. If such negotiations are successful, on or before the Closing Date one or both of Neyco and Acquisition Sub, and such employees will execute and deliver individual employment agreements (collectively, the "Employment Agreements"), in form and substance satisfactory to the Purchaser, to be effective as of the Closing. AGI, the Seller and NDI shall use their reasonable efforts to cooperate in the negotiation, execution and delivery of the Employment Agreements.

          6.9.  TERMINATION AND RELEASE OF LIENS.  At or prior to the Closing,
                --------------------------------
AGI, the Seller and NDI shall deliver to the Purchaser and its counsel (a) a termination and release instrument, in form and substance satisfactory to the Purchaser and its counsel, pursuant to which IBJ Schroder Bank & Trust Company, the Seller's secured lender, terminates and fully releases any and all Liens it has against the Companies' assets or properties and (b) evidence, in form and substance satisfactory to the Purchaser and its counsel, of the termination and full release of such Liens with all applicable Governmental Authorities, including, without limitation, copies of all UCC-3 Termination Statements and/or similar instruments and all instruments filed with the U.S. Patent and Trademark Office in respect of the Companies' patents and trademarks.

          6.10.  TERMINATION OF OLD BLOOMFIELD LEASE.  Prior to the Closing,
                 -----------------------------------
pursuant to a termination and release agreement in form and substance satisfactory to the Purchaser and its counsel,

AGI shall terminate, and shall cause NDI to terminate, the Old Bloomfield Lease and AGI shall fully release NDI from all of NDI's obligations thereunder.


                                  ARTICLE VII
                                  -----------

                  CERTAIN OBLIGATIONS OF THE PURCHASER PRIOR
            TO THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT
            -------------------------------------------------------

          The Purchaser hereby covenants that, except as otherwise consented to in writing by AGI or the Seller, from and after the date hereof until the Closing or the earlier termination of this Agreement:

          7.1.  COOPERATION.  The Purchaser shall use its reason able efforts to
                -----------
cause the transactions contemplated by this Agreement to be consummated in accordance with the terms and conditions hereof. Without limiting the generality of the foregoing, the Purchaser shall (a) obtain all Approvals of, make all filings with and give all notices to, all such Governmental Authorities and other Persons as may be necessary or reasonably requested by AGI, the Seller or NDI in order to consummate the transactions contemplated by this Agreement and (b) give prompt notice to AGI of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the execution and delivery of this Agreement or the transactions contemplated hereby.

          7.2.  DISCLOSURE REGARDING THE PURCHASER.  The Purchaser shall, upon
                ----------------------------------
reasonable request, provide AGI with such information and documentation concerning the Purchaser and Acquisition Sub as may be reasonably necessary for AGI and the Seller to verify performance of and compliance with the representations, warranties, covenants and conditions of the Purchaser contained herein.

          7.3.  CONFIDENTIALITY.  The Purchaser shall, and shall cause each of
                ---------------
its Affiliates and the Representatives of each of them (collectively, the "Purchaser Recipients") to, keep confidential, and not disclose to others, any Proprietary Information used or usable by or relating to, and obtained from, AGI, the Seller, NDI, Neyco, any of their respective Affiliates, or any of the Representatives of any of them, to the extent that such Proprietary Information is not or does not become readily available to the public or is not required to be disclosed by applicable Law or court order. In the event of the termination of this Agreement without a Closing, the Purchaser shall, and shall cause each of the other Purchaser Recipients to, not use or disclose to any other Person (except as required by applicable Law or court order) any such Proprietary Information and promptly return to AGI all, and not retain any (except for legal record purposes), such written Proprietary Information, including, without limitation, all copies thereof.

          7.4.  CONDUCT OF BUSINESS.  The Purchaser and each of its Affiliates
                -------------------
shall carry on their business and operations only in the ordinary course and in the same manner as heretofore conducted.


                                 ARTICLE VIII
                                 ------------

                    CONDITIONS PRECEDENT TO THE OBLIGATIONS
                     OF THE PURCHASER AND ACQUISITION SUB
                    ---------------------------------------

          Each and every obligation of the Purchaser and Acquisition Sub under this Agreement to be performed at or prior to the Closing shall be subject to the satisfaction, at the Closing, of each of the following conditions, unless expressly waived by the Purchaser:

          8.1.  REPRESENTATIONS AND WARRANTIES TRUE.  The representations and
                -----------------------------------
warranties of each of AGI, the Seller and NDI contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date with the same effect as if made on and as of the Closing Date.

          8.2.  PERFORMANCE.  Each of AGI, the Seller, NDI and Neyco shall have
                -----------
performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

          8.3.  NO ADVERSE CHANGES.
                ------------------

          (a) None of the assets or properties material to the operation of the Business shall have been damaged, destroyed or taken by condemnation to such an extent that substantial operation of the Business cannot continue or under circumstances where the loss thereof will not be substantially reimbursed through the proceeds of insurance or condemnation awards, which proceeds or awards shall be the property of such Company, or the Purchaser or Acquisition Sub, if this Agreement and the transactions contemplated hereby are consummated.

          (b) No event shall have occurred since the date of this Agreement that has a Material Adverse Effect on a Company.

          (c) Except as set forth on Schedule 4.10 hereto, none of AGI, the Seller, NDI or Neyco shall have done or permitted to occur any of the things referred to in Section 4.10 hereof.

          8.4.  APPROVALS.  All filings, declarations and registrations with and
                ---------
Approvals from all Governmental Authorities and other Persons required by applicable Law or otherwise for the consummation of the transactions contemplated hereby or the conduct of the Business as it is currently being conducted shall have been made or obtained and shall be in full force and effect.

          8.5.  OTHER ACQUISITION DOCUMENTS.    AGI, the Seller and/or the
                ---------------------------
Escrow Agent, as appropriate, shall have executed and delivered the New Bloomfield Lease, the Indemnification Escrow Agreement, the Manufacturing Agreement, the Registration Rights Agreement, the Cross-License Agreement and the Transition Services Agreement.

          8.6.  ESTOPPEL CERTIFICATES.  AGI shall have delivered to the
                ---------------------
Purchaser executed estoppel certificates from the lessors of each and every lease for real property or commercial space under which a Company is the lessee, dated not more than 20 days prior to the Closing Date, stating, with respect to each such lease: (a) whether there have been any amendments, modifications or supplements of any kind to such lease; (b) that such lease is in full force and effect; (c) the commencement and expiration dates of such lease; (d) that such Company is not in violation of or default under such lease and that the lessor thereunder has no claims against such Company; (e) the date through which all fixed rent and any additional rent have been paid under such lease; (f) that no fixed rent or additional rent has been prepaid for more than one month in advance; and (g) whether the lessor under such lease is holding any security deposit.

          8.7.  DELIVERIES.  AGI, the Seller or NDI shall have delivered to the
                ----------
Purchaser or Acquisition Sub, at or prior to the Closing, the following:

          (a)  the instruments of transfer contemplated by Sec tion 3.2 hereof;

          (b) resignations, effective as of the Closing Date, of each of the directors of Neyco;

          (c) resignations, effective as of the Closing Date, of such officers of Neyco as the Purchaser may request at least two days prior to the Closing;

          (d) the minute books, stock transfer books and similar corporate records of Neyco;

          (e)  all of the Records;

          (f) all written Proprietary Information (including, without limitation, all alloy recipes), including, without limitation, all copies thereof;

          (g) the certificates of incorporation of each of AGI, the Seller and NDI, as amended to the Closing Date, certified by the Secretary of State of their respective jurisdictions of incorporation;

          (h) the by-laws (or, in the case of Neyco, the Articles of Incorporation) of each of AGI, the Seller, NDI and Neyco, as amended to the Closing Date, certified as of the Closing Date by their respective Secretaries or Assistant Secretaries;

          (i) good standing certificates (long-form, if available), dated not earlier than seven days prior to the Closing Date, and (if available) good standing telegrams, dated the Closing Date, of the Secretary of State of AGI's, the Seller's, NDI's and, if available, Neyco's respective jurisdictions of incorporation or organization and the Secretary of State of each of the jurisdictions listed on SCHEDULE 4.1 hereto, as to the good standing of AGI, the Seller, NDI and Neyco in each such jurisdiction applicable thereto;

          (j) resolutions, certified as of the Closing Date by the Secretary or Assistant Secretary of each of AGI, the Seller and NDI, adopted by the Boards of Directors of AGI, the Seller and NDI and authorizing the execution and delivery by AGI, the Seller and NDI of this Agreement and the other Acquisition Documents to which they are parties, the performance by them of their respective obligations hereunder and thereunder and the consummation by them of the transactions contemplated hereby and thereby;

          (k) such certificates of the President or Vice President of each of AGI, the Seller and NDI to evidence compliance with the conditions set forth in Sections 8.1 through 8.4, 8.7(d), (e) and (f) and 8.9 hereof and the first sentence of Section 8.10 hereof, and any other certificates to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by the Purchaser or its counsel;

          (l) the opinions of Robinson & Cole, U.S. counsel to AGI, the Seller, NDI and (prior to the Closing) Neyco, and of Swiss counsel to AGI, the Seller and NDI, dated the Closing Date and addressed to the Purchaser, in form and substance reasonably satisfactory to the Purchaser;

          (m) a general release, dated as of the Closing Date, by AGI, the Seller and NDI in favor of Neyco, releasing Neyco from any and all Liabilities to AGI, the Seller and NDI;

          (n)  the Letter of Credit;

          (o)  the Closing Financial Statements;

          (p) the agreements and instruments contemplated by Sections 6.8, 6.9 and 6.10 hereof, which shall be in form and substance satisfactory to the Purchaser and its counsel; and

          (q) such other documents, including execution copies of all Acquisition Documents, or certificates as shall be reasonably requested by the Purchaser or its counsel.

          8.8.  PROCEEDINGS.  All corporate and other proceedings on the part of
                -----------
AGI, the Seller, NDI and Neyco in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be in form and substance reasonably satisfactory to the Purchaser and its counsel, and the Purchaser shall have received all such originals or certified or other copies of such documents as it shall have reasonably requested.

          8.9.  ABSENCE OF LITIGATION.  There shall be no Action pending or
                ---------------------
threatened before any court or other Governmental Authority which seeks to (a) invalidate or set aside, in whole or in part, this Agreement, (b) restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or (c) obtain material Damages in connection therewith.

          8.10.  INSURANCE.  All policies and programs of insurance relating to
                 ---------
the assets, properties, business, operations or employees of any Company and in force and effect on February 28, 1995 shall have been maintained by AGI or such Company in full force and effect to and including the Closing Date. The Purchaser shall have obtained, on terms and conditions acceptable to it in the exercise of its reasonable commercial business judgment, such policies and programs of insurance relating to the assets, properties, businesses, operations and employees of the Companies as it, in the exercise of its reasonable commercial business judgment, shall deem to be necessary or appropriate.

          8.11.  DUE DILIGENCE INVESTIGATION.  The Purchaser shall have
                 ---------------------------
completed its due diligence investigation of the business, affairs and operations of the Companies, including, without limitation, a Phase I environmental audit of the Owned Real Property, with results satisfactory to the Purchaser in its sole discretion.

          8.12.  FINANCING.  The Purchaser shall have obtained financing, upon
                 ---------
terms and conditions satisfactory to it in its reasonable discretion, for the payment of the Purchase Price, the fees, costs and expenses incurred or to be incurred by it in connection with the transactions contemplated by this Agreement and the Companies' working capital needs.


                                  ARTICLE IX
                                  ----------

                            CONDITIONS PRECEDENT TO
                  THE OBLIGATIONS OF AGI, THE SELLER AND NDI
                   ------------------------------------------

          Each and every obligation of AGI, the Seller and NDI under this Agreement to be performed at or prior to the Closing shall be subject to the satisfaction, at the Closing, of each of the following conditions, unless expressly waived by AGI, the Seller or NDI:

          9.1.  REPRESENTATIONS AND WARRANTIES TRUE.  The representations and
                -----------------------------------
warranties of the Purchaser contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date with the same effect as if made on and as of the Closing Date.

          9.2.  PERFORMANCE.  The Purchaser and Acquisition Sub shall have
                -----------
performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

          9.3.  APPROVALS.  All filings, declarations and registrations with and
                ---------
Approvals from all Governmental Authorities and other Persons required by applicable Law or otherwise for the consummation of the transactions contemplated hereby shall have been made or obtained and shall be in full force and effect.

          9.4.  OTHER ACQUISITION DOCUMENTS.  The Purchaser, Acquisition Sub,
                ---------------------------
Neyco and the Escrow Agent, as appropriate, shall have executed and delivered the New Bloomfield Lease, the Indemnification Escrow Agreement, the Registration Rights Agreement, the Manufacturing Agreement, the Cross-License Agreement and the Transition Services Agreement.

          9.5.  DELIVERIES.  The Purchaser shall have delivered or caused to be
                ----------
delivered to the Seller or the Escrow Agent, as appropriate, at or prior to the Closing, the following:

          (a)  the Holdback;

          (b)  the Closing Cash Payment;

          (c)  the Purchaser's Note;

          (d)  a stock certificate representing the Purchaser's Shares, if any;

          (e) the Memorandum and Articles of Association of the Purchaser, as amended to the Closing Date, certified by the Secretary or Assistant Secretary of the Purchaser;

          (f) the certificate of incorporation of Acquisition Sub, as amended to the Closing Date, certified by the Delaware Secretary of State;

          (g) the by-laws of Acquisition Sub, as amended to the Closing Date, certified as of the Closing Date by its Secretary or Assistant Secretary;

          (h) if available, a good standing certificate, dated not earlier than seven days prior to the Closing Date, of an appropriate Governmental Authority as to the good standing of the Purchaser in Ireland;

          (i) a long-form good standing certificate, dated not earlier than seven days prior to the Closing Date, and (if available) good standing telegrams, dated the Closing Date, of the Delaware Secretary of State, as to the good standing of Acquisition Sub;

          (j) resolutions, certified as of the Closing Date by the Secretary or Assistant Secretary of each of the Purchaser and Acquisition Sub, adopted by the Boards of Directors of the Purchaser and Acquisition Sub and authorizing the execution and delivery by the Purchaser of this Agreement and by the Purchaser and Acquisition Sub of the other Acquisition Documents to which they are a party, the performance by them of their respective obligations hereunder and thereunder and the consummation by them of the transactions contemplated hereby and thereby;

          (k) such certificates of the President or Vice President of each of the Purchaser and Acquisition Sub to evidence compliance with the conditions set forth in Sections 9.1 through 9.3 and 9.7 hereof and any other certificates to evidence compliance with the conditions set forth in this Article IX as may be reasonably requested by AGI or its counsel;

          (l) the opinion of Richards & O'Neil, U.S. counsel to the Purchaser and Acquisition Sub, dated the Closing Date and addressed to AGI and the Seller, in form and substance reasonably satisfactory to AGI and its counsel; and

          (m) such other documents, including execution copies of all the Acquisition Documents, or certificates as shall be reasonably requested by AGI or its counsel.

          9.6.  PROCEEDINGS.  All corporate and other proceedings on the part of
                -----------
the Purchaser and Acquisition Sub in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be in form and substance reasonably satisfactory to AGI and its counsel, and AGI shall have received all such originals or certified or other copies of such documents as it shall have reasonably requested.

          9.7.  ABSENCE OF LITIGATION.  There shall be no Action pending or
                ---------------------
threatened before any court or other Governmental Authority which seeks to (a) invalidate or set aside, in whole or in part, this Agreement, (b) restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or (c) obtain material Damages in connection therewith.


                                   ARTICLE X
                                   ---------

                        CERTAIN POST-CLOSING COVENANTS
                        ------------------------------

          10.1.  BOOKS AND RECORDS.  Unless otherwise consented to in writing by
                 -----------------
AGI, the Seller or NDI, for a period of two years after the Closing Date, neither the Purchaser nor Acquisition Sub shall destroy or otherwise dispose of any Records without first offering to surrender such Records (or copies thereof) to AGI, and the Purchaser and Acquisition Sub shall use reasonable efforts to maintain such Records in good condition. From and after the Closing, during normal business hours, (i) the

Purchaser and Acquisition Sub shall provide AGI, the Seller and NDI with access to the Records, and (ii) AGI, the Seller and NDI shall provide the Purchaser and Acquisition Sub with access to any books and records relating to the Business which were not transferred to Acquisition Sub pursuant to Section 2.2(k) hereof. Notwithstanding any of the foregoing, nothing contained in this Section 10.1 is intended, nor shall anything herein be construed, to benefit or confer any rights upon any Person other than AGI, the Seller, NDI, the Purchaser and Acquisition Sub.

          10.2.  CONFIDENTIALITY.  From and after the Closing, each of AGI,
                 ---------------
the Seller and NDI shall, and shall cause each of its Affiliates and the Representatives of each of them to, keep confidential, and not disclose to others, any Proprietary Information used or usable by, or relating to, any Company, Acquisition Sub or the Purchaser, to the extent that such information is not or does not become readily available to the public or is not required to be disclosed by applicable Law or court order or stock exchange rule.

          10.3.  EMPLOYEE MATTERS; SEVERANCE OBLIGATIONS.
                 ---------------------------------------

          (a) Purchaser and Acquisition Sub shall comply with the first sentence of Section 2.5(b). Except as required by the terms and provisions of the Employment Agreements or by applicable Law, from and after the Closing none of Acquisition Sub, Neyco or the Purchaser shall have any obligation whatsoever to continue (i) the employment of any person employed by any Company prior to the Closing or (ii) any employee benefits in effect prior to the Closing.

          (b) Without limiting the provisions of Section 10.3(a) hereof, within five business days after the Purchaser gives AGI written notice thereof, AGI and/or the Seller shall reimburse the Purchaser for up to an aggregate of $30,000 of severance payments made by Acquisition Sub, Neyco or the Purchaser to former employees of one or both of the Companies who are employed by Acquisition Sub or Neyco after the Closing and whose employment is terminated between the Closing Date and the sixth month anniversary thereof.

          10.4.  NONCOMPETITION; USE OF "NEY" NAME.
                 ---------------------------------

          (a) For a period of ten years from and after the Closing Date, each of AGI, the Seller and NDI shall not, and shall cause each of its Affiliates not to, directly or indirectly, engage anywhere in the world in, or have any ownership interest in (other than the ownership of less than 2% of the common stock of a corporation whose stock is traded on a national stock exchange or over-the-counter market in the United States) any Person which is engaged anywhere in the world in, the business of developing, manufacturing, producing, processing, assembling, selling, leasing, marketing, distributing or supplying alloys, equipment or merchandise for or to dentists, dental technicians, dental laboratories or any Person (other than the Purchaser and its Affiliates) which is engaged anywhere in the world in the business of developing, manufacturing, producing, processing, assembling, selling, leasing, marketing, purchasing, distributing or supplying any such alloys, equipment or merchandise; provided, however, that AGI, the Seller and NDI shall be permitted
             --------  -------
to (i) continue to produce, sell and market the precious metal copings used for dental implant treatments which are being produced, sold and marketed by the Seller on the date hereof, (ii) produce, sell and market precious metal screws used for such treatments, (iii) produce, sell and market any future machined or molded parts from any material for use below the gumline, or any screw or cylinder for use above or below the gumline, in the dental implant business, and
(iv) produce, sell and market rod stock to be used for making machined parts for the dental implant business, provided, further, however, that AGI, Seller and
                             --------  -------  -------
NDI shall not produce, sell or market any dental alloy intended for melting in an implant technique or to produce any crowns or bridges, or any casting materials for any such crowns or bridges.

          (b) From and after the Closing Date, each of AGI, the Seller and NDI shall not, and shall cause each of its Affiliates not to, directly or indirectly, use the name "Ney" alone, directly or indirectly, anywhere in the world in, or in connection with, the business of developing manufacturing, producing, processing, assembling, selling, leasing, marketing, distributing, or supplying alloys, equipment or merchandise for or to dentists, dental technicians, dental laboratories or any person which is engaged anywhere in the world in the business of developing, manufacturing, producing, processing, assembling, selling, leasing, marketing, purchasing, distributing or supplying any such alloys, equipment or merchandise except as specifically permitted by the terms of the Cross-License Agreement. Promptly following the Closing Date, NDI shall change its name to a name that complies with the terms of this Section 10.4(b).

          10.5.  SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF.
                 ---------------------------------------

          (a) Each of AGI, the Seller and NDI acknowledges, understands and agrees that any breach or threatened breach by it, any of its Affiliates or any of the Representatives of any of them, of Sections 6.7, 10.2 or 10.4 hereof will cause irreparable injury to the Purchaser, Acquisition Sub, Neyco and their respective Affiliates and that money damages will not provide an adequate remedy therefor. Accordingly, in the event of any such breach or threatened breach, the Purchaser shall have the right and remedy (in addition to any others available at law or in equity) to have the provisions of such Sections 6.7, 10.2 and 10.4 specifically enforced by, and to seek injunctive relief and other equitable remedies in, any court having competent jurisdiction.

          (b) The Purchaser acknowledges, understands and agrees that any breach or threatened breach by it, any of its Affiliates or any of the Representatives of any of them, of Section 7.3 hereof will cause irreparable injury to AGI, the Seller, NDI and their respective Affiliates and that money damages will not provide an adequate remedy therefor. Accordingly, in the event of any such breach or threatened breach, AGI, the Seller and NDI shall have the right and remedy (in addition to any others available at law or in equity) to have the provisions of such Section 7.3 specifically enforced by, and to seek injunctive relief and other equitable remedies in, any court having competent jurisdiction.

          10.6  USE OF ELECTRONIC R&D EQUIPMENT AND OTHER MACHINERY AND
                -------------------------------------------------------
EQUIPMENT.
---------

          (a) From and after the Closing for as long as Acquisition Sub or the Purchaser have any research and development employees working at any of AGI's, the Seller's or NDI's facilities, AGI, the Seller and NDI shall afford Acquisition Sub, the Purchaser and their respective Affiliates full and unlimited use of and access to all of the Electronic R&D Equipment and all of the other research and development equipment of or used by the Seller, AGI, NDI or any of their Affiliates at such facilities, at no charge, cost or expense whatsoever to Acquisition Sub, the Purchaser or such Affiliates except for actual out-of-pocket expenses incurred by AGI, the Seller or NDI arising out of the use of such Electronic R&D Equipment or other research and development equipment by Acquisition Sub, the Purchaser or such Affiliates.

          (b) From and after the Closing for as long as Acquisition Sub or the Purchaser maintains any machinery and equipment at any of AGI's, the Seller's or NDI's facilities, Acquisition Sub and the Purchaser shall afford AGI, the Seller, NDI and their respective Affiliates full and unlimited use of and access to all such equipment and equipment at no charge, cost or expense whatsoever to AGI, the Seller, NDI or such Affiliates except for actual out-of-pocket expenses incurred by Acquisition

Sub or the Purchaser arising out of the use of such machinery and equipment by AGI, the Seller, NDI or such Affiliates.

          10.7.  REPORTING REQUIREMENTS.   From and after the Closing Date for
                 ----------------------
as long as AGI or the Seller shall own, beneficially and of record, any of the Purchaser's Shares (or any security related thereto), the Purchaser shall provide to AGI the following information:

          (a) Within ten days of the filing thereof with the Securities and Exchange Commission (the "Commission") and/or the National Association of Securities Dealers, Inc. (the "NASD") or the Nasdaq Stock Market (the "Nasdaq"), copies of all documents of any type filed with the Commission, the NASD or the Nasdaq; and

          (b) Contemporaneously with the mailing thereof to all holders of the Purchaser's American Depositary Receipts, copies of all documents of any type mailed to all such holders.

          10.8.  RIGHT OF FIRST REFUSAL TO PURCHASE PURCHASER'S SHARES.   If
                 -----------------------------------------------------
at any time prior to the third anniversary of the Closing Date (the "Option Period") AGI, the Seller, NDI, any of their respective Affiliates or any of the Representatives of any of them (collectively, the "Transferors") desire to Transfer any of the Purchaser's Shares, AGI shall promptly deliver to AP&R a written notice (the "Option Notice") describing in detail the terms and conditions of the proposed Transfer, including, without limitation, the purchase price relating thereto. AP&R shall have the exclusive right and option, but not the obligation, during the Option Period to purchase such Purchaser's Shares upon the terms and conditions set forth in the Option Notice, subject to modification upon the mutual agreement of AGI and AP&R. Within five business days after AP&R's receipt of any Option Notice sent prior to the end of the Purchaser's second full fiscal quarter following the Closing Date, AP&R shall give AGI written notice of AP&R's election to exercise or not exercise such right. Within one business hour after AP&R's receipt of any Option Notice sent after the end of the Purchaser's second full fiscal quarter following the Closing Date, AP&R shall give AGI written or oral (followed promptly by a written confirmation) notice of AP&R's election to exercise or not exercise such right. In the event that AP&R elects not to exercise such right, the Transferor shall have the right to Transfer such Purchaser's Shares to such third party purchaser upon the terms and conditions stated in the Option Notice or upon terms and conditions more favorable to such Transferor, but not upon terms and conditions less favorable to such Transferor (unless such Transferor first delivers an Option Notice to AP&R containing such less favorable terms and conditions and AP&R elects not to exercise its right and option to purchase such Purchaser's Shares upon such less favorable terms and conditions).

          10.9.  LIQUIDATION OF AGI.  AGI covenants that it will not liquidate,
                 ------------------
dissolve or otherwise terminate its corporate existence at any time prior to the second anniversary of the Closing Date.

                                  ARTICLE XI
                                  ----------

                        SURVIVAL OF REPRESENTATIONS AND
                          WARRANTIES; INDEMNIFICATION
                        -------------------------------

          11.1.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding (a)
                 ------------------------------------------
the making of this Agreement, (b) any examination or investigation made by or on behalf of the parties hereto and (c) the Closing hereunder, (i) the representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of two years from and after the Closing Date, except for the representations and warranties contained in Sections 4.5 (Ownership of Neyco Shares), 4.17 (Taxes) and 4.25 (Environmental Matters) hereof, which shall survive until the expiration of the applicable statute of limitations for the underlying cause of action, and (ii) the covenants and agreements of the parties hereto contained in this Agreement shall survive until fully performed or fulfilled, unless non-compliance with such covenants or agreements is waived in writing by the party or parties hereto entitled to such performance. No claim for indemnification pursuant to Sections 11.2(a) or 11.3(a) hereof may be brought with respect to breaches of representations or warranties contained in this Agreement after the applicable expiration date set forth in the preceding sentence of this Section 11.1, and no claim for indemnification pursuant to
Section 11.2(e) may be brought after the second anniversary of the Closing Date; provided, however, that if, prior to such applicable date, a party hereto shall
--------  -------
have notified the other party or parties hereto in writing of a claim for indemnification under this Article XI (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article XI notwithstanding such expiration date, provided, that, the notifying party actively pursues such claim.

          11.2.  INDEMNIFICATION BY AGI, THE SELLER AND NDI.  Subject to
                 ------------------------------------------
Sections 11.1 and 11.4(c) hereof, from and after the Closing, AGI, the Seller and NDI, jointly and severally, shall indemnify and hold harmless the Purchaser, Acquisition Sub, Neyco and their respective Affiliates, successors and assigns, and the Representatives of each of them, from and against any and all Damages incurred thereby or caused thereto based on, arising out of, resulting from, or relating to:

          (a) any breach or violation of, or failure to properly perform, any covenant, agreement or obligation, or any breach of any of the representations or warranties, made by or of AGI, the Seller, NDI or Neyco in this Agreement and any of the other Acquisition Documents, unless such breach or violation is waived in writing by the Purchaser;

          (b) any Action by any third party for any brokerage, finder's, agent's or similar fees or commissions in connection with the transactions contemplated hereby insofar as such Actions are alleged to be based on arrangements or contacts made by, to or with AGI, the Seller, NDI, any of their respective Affiliates or any of the Representatives of any of them;

          (c) the tender offer by AGI and/or its Affiliates for shares of the Series A Cumulative Convertible Preferred Stock, without par value, of AGI commenced on June 5, 1995 (the "Tender Offer");

          (d) the ERISA Plans and the Pension Plans, or any incentive, compensation or bonus programs maintained by AGI, the Seller, NDI or Neyco, including, without limitation, the adoption, sponsorship, administration, maintenance, termination or partial termination thereof (including, without limitation, the payment of any withdrawal charges relating to any such termination or partial termination);

          (e) any claim (including counsel fees incurred in defending any such claim) for personal injury or property damage of any kind relating to any product manufactured or sold by a Company, or any predecessor of a Company, prior to the Closing Date and alleged to contain AC Material;

          (f) any act or omission of AGI, the Seller, NDI, any of their respective Affiliates (other than the Companies) or any of the Representatives of any of them after the Closing;

          (g) any unpaid Taxes of any Person (other than the Companies) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor by contract or otherwise and/or any transfer or similar Taxes imposed by the State of California or any other Governmental Authority arising out of or relating to the Transfer of the Transferred Assets hereunder;

          (h) AGI's acquisition of and/or merger with the Seller on or about February 27, 1991; and

          (i) the failure to abandon use of the septic tank at the Yucaipa, California facility.

          11.3.  INDEMNIFICATION BY THE PURCHASER.  Subject to Section 11.1
                 --------------------------------
hereof, from and after the Closing, the Purchaser shall, and shall cause Acquisition Sub and Neyco to, indemnify and hold harmless AGI, the Seller, NDI and their respective Affiliates, successors and assigns, and the Representatives of each of them, from and against any and all Damages incurred thereby or caused thereto, based on, arising out of, resulting from or relating to:

          (a) any breach or violation of, or failure to properly perform, any covenant, agreement or obligation, or any breach of any of the representations or warranties, made by or of the Purchaser or Acquisition Sub in this Agreement or any of the other Acquisition Documents, unless such breach or violation is waived in writing by AGI or the Seller;

          (b) any Action by any third party for any brokerage, finder's, agent's or similar fees or commissions in connection with the transactions contemplated hereby insofar as such Actions are alleged to be based on arrangements or contacts made by, to or with the Purchaser, any of its Affiliates (except Neyco) or any of their respective Representatives; and/or

          (c) any act or omission of the Purchaser, any of its Affiliates or any of the Representatives of any of them after the Closing.

          11.4.  NOTICE AND PAYMENT OF CLAIMS.
                 ----------------------------

          (a) The Indemnified Party shall notify the Indemnifying Party within 45 days after becoming aware of, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify, any Damages that the Indemnified Party shall have determined have given or could give rise to a claim for indemnification hereunder, and the Indemnifying Party shall be given access to all books and records in the possession or under the control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim.

          (b)  Subject to Section 11.4(c) hereof and the last sentence of this
Section 11.4(b), any Actions for indemnification under this Article XI shall be paid by the Indemnifying Party on demand in immediately available funds in U.S. dollars after such Action and the liability for Damages thereunder shall have been finally determined. An Action and the liability for Damages thereunder shall be deemed to be "finally determined" for purposes of this Article XI when the parties to such Action shall have so determined by mutual agreement or, if disputed, when a non-appealable order of a court having competent jurisdiction shall have been entered. Notwithstanding the foregoing provisions of this Section 11.4(b) to the contrary (but subject to Section 11.4(c) and (d) hereof), if the Indemnifying Party shall be AGI, the Seller, NDI or any of their respective successors or assigns, (i) the Purchaser may elect, at its option, in lieu of receiving payment under this Article XI in cash, to offset any such payment in part or in full against any payments due or payable by the Purchaser under the Purchaser's Note, and (ii) AGI may elect to satisfy any indemnification obligation not satisfied from the balance of the Indemnification Escrow Account or offset by the Purchaser against any balance due under the Purchaser's Note by delivering all or a portion of the Purchaser's Shares, all such Purchaser's Shares paid to AGI and the Seller hereunder to be valued at an aggregate of $1.8 million for purposes of this Section 11.4(b); provided, that, all such obligations of AGI,
                                  --------  ----
the Seller and their respective successors and assigns shall be satisfied first from the balance of the Indemnification Escrow Account, if any, prior to any exercise of the Purchaser's offset rights or any election by AGI to deliver the Purchaser's Shares described in this sentence.

          (c) Except with respect to any indemnification claims for Damages relating to Taxes, accounts receivable or arising under Sections 11.2(e) or 11.2(i) hereof (for which AGI, the Seller and NDI, jointly and severally, shall be fully liable in each case), (i) AGI, the Seller and NDI shall not be liable for Damages arising in connection with their indemnification obligations under
Section 11.2 hereof until such Damages exceed $100,000 in the aggregate (in which event the liability of AGI, the Seller and NDI for such Damages shall include $50,000 of such $100,000) and (ii) the maximum liability of AGI, the Seller and NDI for such Damages shall not exceed $17,900,000 in the aggregate.

          (d) With respect to any indemnification claim for Damages arising under Section 11.2(e) hereof, the Purchaser or other Indemnified Party shall proceed first against any balance remaining in the Indemnification Escrow Account, then against any amount payable under the terms of the Letter of Credit, then (at Purchaser's election) by offsetting amounts payable under the terms of the Purchaser's Note (or by proceeding against any additional letter of credit provided by AGI or the Seller pursuant to the terms of the Purchaser's
Note), and then in the
manner otherwise provided in Section 11.4(b) hereof.

          11.5.  MATTERS INVOLVING THIRD PARTIES.
                 -------------------------------

          (a) If any third party shall commence an Action against any Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any Indemnifying Party under this Article XI, the Indemnified Party shall notify the Indemnifying Party thereof in writing within a reasonable period of time after the commencement of such Action; provided, however, that no delay on the part of the Indemnified
             --------  -------
Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is thereby prejudiced.

          (b) The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 10 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party shall indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party, in the Indemnified Party's reasonable judgment, that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. In the event the Indemnifying Party is defending a Third Party Claim, the Indemnified Party shall have the right to disclose, to the public or otherwise, the identity of the Indemnifying Party, the nature of the Third Party Claim and defense, and the fact that the Indemnifying Party is handling the defense.

          (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 11.5(b) above, (i) the Indemnified Party may retain separate co-counsel at the Indemnified Party's sole cost and expense and participate in the defense of the Third Party Claim, (ii) the

Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

          (d) In the event that any of the conditions set forth in Section 11.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner the Indemnified Party may deem appropriate, in the Indemnified Party's sole discretion (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including, without limitation, all attorneys' fees and expenses), (iii) the Indemnifying Party shall remain fully liable for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article XI, and (iv) the Indemnifying Party shall cooperate fully with the Indemnified Party in the Indemnified Party's defense of the Third Party Claim.


                                  ARTICLE XII
                                  -----------

                               EMPLOYEE BENEFITS
                               -----------------

          12.1.  BENEFITS ARRANGEMENTS.
                 ---------------------

          (a)  Employee Liabilities.  Except for the Assumed Liabilities,
               --------------------
employee related Liabilities for all Business Employees and for the dependents, beneficiaries or joint annuitants of such Business Employees that accrue before the Closing Date are the responsibility of and shall be retained by the Seller.

          (b)  Service Credit.  To the extent that service is relevant for
               --------------
purposes of eligibility or vesting under any employee benefit plan, program or arrangement established by the Purchaser for the benefit of any Business Employee, such plan, program or arrangement shall credit such employees for service on or prior to the Closing Date with AGI, the Seller, NDI or Neyco. At the Closing, AGI or the Seller shall provide the Purchaser with a list containing, for each of the Business Employees, as determined by the Purchaser, information about the years of service credited to each Business Employee by AGI, the Seller or NDI as of the Closing Date for each of the purposes described in this Section 12.1.

          (c)  Defined Contribution Plans.  Effective as of the Closing Date,
               --------------------------
the Business Employees shall no longer participate in the Andersen Group Individual Retirement Plan and The J.M. Ney Company Profit Sharing Savings Plan (the "Defined Contribution Plans"). Following the Purchaser's establishment of a qualified defined contribution plan following the Closing Date, AGI or the Seller shall cause to be transferred from the Defined Contribution Plans to a defined contribution plan of the Purchaser assets equal to the finalized account balances of such Business Employees (calculated as of the date such assets are transferred and on a 100% vested basis) who participated in the Defined Contribution Plans. AGI, the Seller and NDI hereby represent and warrant to the Purchaser that each Defined Contribution Plan intended to qualify under the Code has received a favorable determination letter as to its qualification under the Code and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. AGI, the Seller and NDI shall provide the Purchaser with all reasonable assurances requested by the Purchaser, including (but not limited to) copies of such favorable determination letters, that the Defined Contribution Plans are, and continue to be, qualified under the Code.

          (d)  Defined Benefit Plan.  AGI, the Seller and NDI shall retain
               --------------------
liability for all benefits accrued as of the Closing Date for all Business Employees who are participants under The Retirement Plan for Employees of The J.M. Ney Company (the "Defined Benefit Plan"). AGI, the Seller and NDI shall vest all such Business Employees in their accrued benefits under the Defined Benefit Plan as of the Closing Date. Such benefits shall be paid in accordance with the provisions of the Defined Benefit Plan.

          (e)  Health and Welfare Benefits.  AGI, the Seller and NDI shall
               ---------------------------
retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for the Business Employees with respect to claims incurred by such Business Employees and their covered dependents prior to the Closing Date, including such expenses and benefits for which claims are not submitted until after the Closing Date. For purposes of this paragraph, a claim is deemed incurred when the medical or other services giving rise to the claim are performed, in the case of life insurance, on the date of death and with respect to disability, on each day of such disability.

          (f)  Workers' Compensation.  AGI, the Seller and NDI shall retain all
               ---------------------
obligations to administer claims for Workers' Compensation payments which have been made by Business Employees prior to the Closing Date or which may be made by Business Employees on or after the Closing Date with respect to events giving rise to such claims that occurred prior to the Closing Date and shall satisfy such obligations and make such payments in accordance with the Seller's policies in effect as of the Closing Date.

          (g)  Notices.  Other than as expressly provided in this Article XII,
               -------
AGI, the Seller and NDI shall give any notices required by law and shall take whatever other actions with respect to the Defined Contribution Plans and the Defined Benefit Plan as may be necessary to carry out the arrangements described in this Section 12.1.

          (h)  Medical Coverage of Business Employees.  On the Closing Date, the
               --------------------------------------
Purchaser or Acquisition Sub, as the case may be, intends, to the extent practicable, to provide each Business Employee who accepts employment with Acquisition Sub (and his or her dependents) with medical insurance coverage similar to that currently provided by the Companies.

          12.2.  NO RIGHTS OF EMPLOYEES.   Without limiting the generality of
                 ----------------------
Section 15.11, this Article XII is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any current or former employee of AGI, the Seller or NDI any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Article XII.


                                 ARTICLE XIII
                                 ------------

                                  TERMINATION
                                  -----------

          13.1.  TERMINATION.  This Agreement may be terminated at any
                 -----------
time prior to the Closing:

          (a)  by the mutual written consent of the parties hereto;

          (b) by any party hereto, upon prior written notice, if there shall have been a material breach by the other party or parties (which, in the case of AGI, the Seller and NDI shall include Neyco) of any of the terms or provisions of this Agreement or any of the other Acquisition Documents, and such breach shall not have been cured within five business days after such breaching party or parties shall have received notice of the non-breaching party's or parties' intent to terminate this Agreement pursuant to this Section 13.1(b);

          (c) by any party hereto, upon prior written notice, if the Closing shall not have occurred on or before October 30, 1995 for any reason other than the failure or refusal of the party or parties seeking to terminate to perform any of its or their obligations hereunder;

          (d) by any party hereto, upon prior written notice, if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

          (e) by the Purchaser, upon prior written notice, if AGI, the Seller or NDI shall elect to make any change to any Schedule to this Agreement between the time of the execution and delivery of this Agreement and the Closing and the Purchaser shall determine, in its reasonable judgment, that any such change involves the disclosure of any act, accident, event, incident, condition, occurrence, omission or state of facts which has a Material Adverse Effect on a Company, the value of the Acquired Shares or the transactions contemplated hereby, notwithstanding any rights the Purchaser may have to indemnification hereunder; or

          (f) by AGI, the Seller or NDI, upon prior written notice, if the Purchaser shall elect to make any change to any Section of the Disclosure Schedule between the time of the execution and delivery of this Agreement and the Closing and AGI, the Seller or NDI shall determine, in its reasonable judgment, that any such change involves the disclosure of any act, accident, event, incident, condition, occurrence, omission or state of facts which could have a Material Adverse Effect on the Purchaser or any of its Affiliates, the value of the Purchaser's Shares or the transactions contemplated hereby, notwithstanding any rights AGI, the Seller or NDI may have to indemnification hereunder.

          13.2.  EFFECT OF TERMINATION.  Subject to Section 2.7(a) hereof, in
                 ---------------------
the event of the termination of this Agreement pursuant to Section 13.1 hereof, such termination shall be the sole remedy and, except with respect to Sections 6.7 and 7.3 (Confidentiality), Section 11.2(c) (Tender Offer), Sections 11.4 and 11.5 (insofar as they relate to Section 11.2(c)), Section 15.1 (Public Announcements) and Section 15.3 (Fees and Expenses), (a) this Agreement shall forthwith become void and (b) there shall be no liability on the part of any of the parties hereto, any of their respective Affiliates or any of the Representatives of any of them; provided, however, that, subject to Section 2.7(a) hereof, if such
         --------  -------
termination shall result from the breach by a party hereto of any of its obligations under this Agreement, such party shall be fully liable for any and all Damages sustained or incurred by the other party or parties hereto, their respective Affiliates or any of the Representatives of any of them as a result of or arising from such breach and such other party or parties shall be entitled to seek any remedies available to them at law, in equity or otherwise.


                                  ARTICLE XIV
                                  -----------

                                  TAX MATTERS
                                  -----------

          14.1.  TAX SHARING AGREEMENTS.  Any Tax sharing agreement between the
                 ----------------------
Seller, NDI or AGI and Neyco is hereby terminated as of the Closing Date and will have no further force or effect for any taxable year (whether the current year, a future year or a past year).

          14.2.  TAXES OF OTHER PERSONS.  AGI, the Seller and NDI, jointly and
                 ----------------------
severally, shall indemnify and hold harmless the Purchaser from and against the entirety of any Damages the Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of the Companies for Taxes of any Person (including AGI, the Seller, NDI and their respective subsidiaries) (a) under Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign Law), (b) as a transferee or successor, (c) by contract, or (d) otherwise.

          14.3.  RETURNS FOR PERIODS THROUGH THE CLOSING DATE.  AGI shall
                 --------------------------------------------
include the income of the Division (including any deferred income triggered into income by Reg. (S) 1.1502-13 and Reg. (S) 1.1502-14 and any excess loss accounts taken into income under Reg. (S) 1.1502-19) on AGI's consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. All taxes due with respect to income of the Companies accrued through the Closing Date shall be the responsibility of AGI, the Seller and NDI. AGI, the Seller and NDI shall have no responsibility for income accruing to Acquisition Sub or Neyco after the Closing Date. All Tax Returns of Acquisition Sub or Neyco due after the Closing

Date shall be the responsibility of the Purchaser.

          14.4.  AUDITS.  AGI shall (i) promptly notify the Purchaser of the
                 ------
commencement of any audits of any Tax Returns related to Neyco, (ii) keep the Purchaser informed of the progress of such audits and (iii) promptly respond to any reasonable requests from the Purchaser, Acquisition Sub, Neyco or any of their respective Representatives for information relating thereto; provided,
                                                                   --------
however, that nothing in the foregoing provisions of this Section 14.4 shall
-------
diminish or otherwise affect in any way or manner whatsoever the Purchaser's indemnification rights under Section 11.2 hereof. AGI shall not settle any such audit in a manner which would adversely affect the Purchaser after the Closing Date unless, prior to making any such settlement, AGI and the Purchaser shall have mutually agreed on the amount required to fully compensate the Purchaser for such adverse effect, which amount shall be paid to within 15 days after the settlement. Notwithstanding the foregoing, there shall be no compensation for the impact of net operating loss or capital loss carryforwards.


                                  ARTICLE XV
                                  ----------

                                 MISCELLANEOUS
                                 -------------

          15.1.  PUBLIC ANNOUNCEMENTS.  Except as required by applicable Law,
                 --------------------
judicial order or stock exchange rule, none of the parties hereto, any of their respective Affiliates, successors or assigns, or any of the Representatives of any of them shall issue any press release or make any public announcement or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party or parties hereto, which consent shall not be unreasonably withheld or delayed.

          15.2.  AMENDMENT; WAIVER.  Neither this Agreement, nor any of the
                 -----------------
terms or provisions hereof, may be amended, modified, supplemented or waived except by a written instrument signed by all of the parties hereto (or, in the case of a waiver, by the party or parties granting such waiver). No waiver of any of the terms or provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other term or provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of a party hereto to insist upon strict compliance by another party hereto with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 15.2.

          15.3.  FEES AND EXPENSES.  Except as otherwise expressly provided in
                 -----------------
this Agreement, each of the parties hereto shall bear and pay all fees, costs and expenses incurred by it, any of its Affiliates, or any of the Representatives of any of them, in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the other Acquisition Documents and the transactions contemplated hereby or thereby (whether or not such transactions are consummated), including, without limitation, any fees, expenses or commissions of any of its Representatives. Each of AGI, the Seller and NDI acknowledges, confirms and agrees that neither Neyco nor the Division has borne or paid or will bear or pay any such fees, costs or expenses of AGI, the Seller or NDI, any of their Affiliates or any of the Representatives of any of them.

          15.4.  NOTICES.
                 -------

          (a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including facsimile, telegraphic, telex or cable communication) and mailed, faxed, telegraphed, telexed, cabled or delivered:

               (i)  If to AGI, the Seller or NDI, to:

                    Andersen Group, Inc.
                    Ney Industrial Park
                    Bloomfield, CT  06002
                    Facsimile:  (203)242-7426

                    Attention:  Francis E. Baker
                                President and
                                  Chief Executive Officer
                                -------------------------

                    with a copy to:

                    Robinson & Cole
                    One Commercial Plaza
                    Hartford, CT  06103
                    Facsimile:  (203) 275-8299

                    Attention:  Lawrence P. Coassin, Esq.
                                -------------------------

              (ii)  If to the Purchaser, to:

                    Phoenix Shannon p.l.c.
                    Bay 21
                    Shannon Free Zone
                    Industrial Estate
                    Shannon
                    County Clare, Ireland
                    Facsimile:  (011)(353)(61)475-560

                    Attention:  Ola Johansson
                                Managing Director, President
                                  and Chief Executive Officer
                                -----------------------------

                    with copies to:

                    Auerbach, Pollak & Richardson, Inc.
                    Harbor Park
                    333 Ludlow Street
                    Stamford, CT  06902
                    Facsimile:  (203) 324-3809

                    Attention:  Hugh Regan
                                President and Chief
                                  Executive Officer
                                -------------------

                    and (only prior to the Closing):

                    Richards & O'Neil, LLP
                    43 Arch Street
                    Greenwich, CT  06830
                    Facsimile:  (203) 869-6565

                    Attention:  Gerard E. Jones, Esq.
                                ---------------------

          (b) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 15.4 (i) if delivered personally against proper receipt or by confirmed facsimile or telefax, shall be effective upon delivery, (ii) if delivered by certified or registered mail with postage prepaid, shall be effective five business days following the date when mailed and (iii) if delivered by Federal Express or similar courier service with courier fees paid by the sender shall be effective three business days following the date when couriered. Any party hereto may from time to time change its address for the purpose of notices to such party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

          15.5.  ASSIGNMENT.  This Agreement and all of the terms and provisions
                 ----------
hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder of the parties hereto may be assigned by either of the parties hereto without the prior written consent of the other party; provided, however, that without the consent of AGI,
                            --------  -------
the Seller or NDI, the Purchaser may assign its rights under Articles IV and XI hereof to the Lenders. Any assignment which contravenes this Section 15.5 shall be void ab initio.
        -- ------

          15.6.  GOVERNING LAW; CONSENT TO JURISDICTION.
                 --------------------------------------

          (a) This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Connecticut, without giving effect to the conflicts of laws principles thereof.

          (b) Any lawsuits arising out of or in connection with this Agreement, any of the other Acquisition Documents shall be brought in a federal district court located in Hartford, Connecticut (or, if such court lacks jurisdiction to hear such lawsuit, a Connecticut state court located in Hartford, Connecticut). The parties hereto irrevocably consent and submit to the jurisdiction and venue of any United States federal court located in Hartford, Connecticut (unless such court is unavailable, in which case the parties hereto consent to the jurisdiction and venue of any Connecticut state court located in Hartford, Connecticut) as the sole and exclusive forum for the resolution of claims by the parties hereto or the Companies arising under or relating to this Agreement or any of the other Acquisition Documents. The parties hereto further acknowledge that proper service of process on a party may be made on an agent designated by such party located in Hartford, Connecticut, or by certified mail. The Purchaser hereby appoints CT Corporation System, with an address at One Commercial Plaza, Hartford, Connecticut 06103, and AGI, the Seller and NDI hereby appoint Francis E. Baker, with an address at c/o Andersen Group, Inc., Ney Industrial Park, Bloomfield, Connecticut 06002, as their respective agents for service of process in connection with any Action relating to such claims. The Purchaser further agrees to deliver to AGI, as soon as practicable but in no event later than the Closing Date, an executed acceptance of appointment as agent for service of process.

          15.7.  COUNTERPARTS.  This Agreement may be executed in one or more
                 ------------
counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

          15.8.  HEADINGS .  The headings contained in this Agreement are for
                 ---------
convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

          15.9.  ENTIRE AGREEMENT .  This Agreement and the other Acquisition
                 -----------------
Documents embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, among the parties hereto, their respective Affiliates or any of the Representatives of any of them with respect thereto. There are no agreements, covenants, undertakings, representations or warranties with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein or in the other Acquisition Documents.

          15.10.  SEVERABILITY .  Each term and provision of this Agreement
                  -------------
constitutes a separate and distinct undertaking, covenant, term and/or provision hereof. In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall not affect any other term or provision hereof, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein. Moreover, if any term or provision of this Agreement shall for any reason be held to be excessively broad as to time, duration, activity, scope or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent permitted under applicable Law as it shall then exist.

          15.11.  NO THIRD PARTY BENEFICIARIES.  Except as and to the extent
                  ----------------------------
provided in Article XI hereof, nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any Person other than the parties hereto and their respective successors and permitted assigns, including, without limitation, any employee of any Company or any beneficiary of any such employee.

          15.12.  ACCOUNTING TERMS.  All accounting terms not specifically
                  ----------------
defined in this Agreement shall be construed in accordance with GAAP.

          15.13.  SINGULAR AND PLURAL FORMS.  The use herein of the singular
                  -------------------------
form shall also denote the plural form, the use herein of the plural form shall also denote the singular form, and the use herein of words denoting gender shall also include the masculine, feminine and neuter, as in each case the context may require.

          15.14.  REFERENCES TO ARTICLES, ETC.  All references herein to
                  ---------------------------
Articles, Sections, Exhibits and Schedules shall be to Articles and Sections of and Exhibits and Schedules to this Agreement.

          15.15.  REFERENCES TO "HEREIN," ETC.  As used in this Agreement, the
                  ---------------------------
form "herein", "hereof", "hereby" and "hereunder" shall refer to this Agreement as a whole, and not to any particular section, provision or subdivision of this Agreement.



                     [THE NEXT PAGE IS THE SIGNATURE PAGE]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                      PHOENIX SHANNON p.l.c.



                                      By: /s/ Brian Boland
                                          --------------------------
                                          Brian Boland
                                          Operations Director, Vice
                                          President and Chief
                                          Financial Officer


                                      ANDERSEN GROUP, INC.



                                      By: /s/ Francis E. Baker
                                          ---------------------------


                                          Francis E. Baker
                                          President and Chief Executive
                                          Officer


                                      THE J.M. NEY COMPANY



                                      By: /s/ Francis E. Baker
                                          ---------------------------


                                          Name:  Francis E. Baker
                                          Title:  President


                                      NEY DENTAL INTERNATIONAL, INC.



                                      By: /s/ Jack E. Volinski
                                          ---------------------------
                                          Name:  Jack E. Volinski
                                          Title: Treasurer

                                      S-1